Exhibit 10.1

Customer CUSIP 50178DAA0

Revolver Facility CUSIP 50178DAB8

$335,000,000 REVOLVING CREDIT FACILITY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

L.B. FOSTER COMPANY,

as a Borrower,

THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

and

THE LENDERS PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and

PNC CAPITAL MARKETS LLC, MERRILL LYNCH PIERCE FENNER & SMITH,

INC. and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

Dated as of March 13, 2015

TABLE OF CONTENTS

1. CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Construction	30
1.3	Accounting Principles; Changes in GAAP	31
1.4	Currency Calculations	31

2. REVOLVING CREDIT AND SWING LOAN FACILITIES		32
2.1	Revolving Credit Commitments	32
	2.1.1 Revolving Credit Loans	32
	2.1.2 Swing Loan Commitment	32
	2.1.3 Optional Currency Sublimit	32
	2.1.4 Termination or Reduction of Revolving Credit Commitments	33
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	33
2.3	Commitment Fees	33
2.4	Revolving Credit Loan Requests; Swing Loan Requests	34
	2.4.1 Revolving Credit Loan Requests	34
	2.4.2 Swing Loan Requests	34
2.5	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	35
	2.5.1 Making Revolving Credit Loans	35
	2.5.2 Presumptions by the Administrative Agent	35
	2.5.3 Making Swing Loans	35
	2.5.4 Repayment of Revolving Credit Loans	36
	2.5.5 Borrowings to Repay Swing Loans	36
	2.5.6 Swing Loans Under Cash Management Agreements	36
2.6	Notes	37
2.7	Use of Proceeds	37
2.8	Letter of Credit Subfacility	37
	2.8.1 Issuance of Letters of Credit	37
	2.8.2 Letter of Credit Fees	38
	2.8.3 Disbursements, Reimbursement	38
	2.8.4 Repayment of Participation Advances	40
	2.8.5 Documentation	40
	2.8.6 Determinations to Honor Drawing Requests	41
	2.8.7 Nature of Participation and Reimbursement Obligations	41
	2.8.8 Indemnity	42
	2.8.9 Liability for Acts and Omissions	43
	2.8.10 Issuing Lender Reporting Requirements	44
2.9	Utilization of Commitments in Optional Currencies	44

	2.9.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	44
	2.9.2 Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans	45
	2.9.3 Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the Euro-Rate Option	45
	2.9.4 European Monetary Union	46
	2.9.5 Requests for Additional Optional Currencies	46
2.10	Defaulting Lenders	46
2.11	Provisions Applicable to All Loans	48
	2.11.1 Notes	48
	2.11.2 Joint and Several Obligations	49

3. RESERVED		49

4. INTEREST RATES		49
4.1	Interest Rate Options	49
	4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate	49
	4.1.2 Swing Loan Interest Rate Options	50
	4.1.3 Rate Quotations	50
4.2	Interest Periods	50
	4.2.1 Amount of Borrowing Tranche	50
	4.2.2 Renewals	50
4.3	Interest After Default	50
	4.3.1 Letter of Credit Fees, Interest Rate	50
	4.3.2 Other Obligations	50
	4.3.3 Acknowledgment	50
4.4	Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available	51
	4.4.1 Unascertainable	51
	4.4.2 Illegality; Increased Costs; Deposits Not Available	51
	4.4.3 Administrative Agent’s and Lender’s Rights	51
4.5	Selection of Interest Rate Options	52
4.6	Interest Act (Canada) Disclosure	52
4.7	Canadian Usury Provision	52

5. PAYMENTS		53
5.1	Payments.	53
5.2	Pro Rata Treatment of Lenders	53
5.3	Sharing of Payments by Lenders	54
5.4	Presumptions by Administrative Agent	54
5.5	Interest Payment Dates	55
5.6	Voluntary Prepayments	55
	5.6.1 Right to Prepay	55
	5.6.2 Replacement of a Lender	56

	5.6.3 Designation of a Different Lending Office	56
5.7	Mandatory Prepayments	57
	5.7.1 Revolving Facility Usage exceeds Revolving Credit Commitments	57
	5.7.2 Application Among Interest Rate Options	57
	5.7.3 Cash Collateralization	57
	5.7.4 Application of Prepayments	58
	5.7.5 No Deemed Cure	58
5.8	Increased Costs	58
	5.8.1 Increased Costs Generally	58
	5.8.2 Capital Requirements	58
	5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	59
	5.8.4 Delay in Requests	59
5.9	Taxes	59
	5.9.1 Issuing Lender	59
	5.9.2 Payments Free of Taxes	59
	5.9.3 Payment of Other Taxes by the Loan Parties	60
	5.9.4 Indemnification by the Loan Parties	60
	5.9.5 Indemnification by the Lenders	60
	5.9.6 Evidence of Payments	60
	5.9.7 Status of Lenders	60
	5.9.8 Treatment of Certain Refunds	62
	5.9.9 Survival	63
5.10	Indemnity	63
5.11	Settlement Date Procedures	64
5.12	Currency Conversion Procedures for Judgments	64
5.13	Indemnity in Certain Events	64

6. REPRESENTATIONS AND WARRANTIES		65
6.1	Representations and Warranties.	65
	6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	65
	6.1.2 Subsidiaries and Owners; Investment Companies	65
	6.1.3 Validity and Binding Effect	65
	6.1.4 No Conflict; Material Agreements; Consents	66
	6.1.5 Litigation	66
	6.1.6 Financial Statements	66
	6.1.7 Margin Stock	67
	6.1.8 Full Disclosure	67
	6.1.9 Taxes	67
	6.1.10 Patents, Trademarks, Copyrights, Licenses, Etc.	67
	6.1.11 IOS Transaction	68
	6.1.12 Insurance	68
	6.1.13 ERISA Compliance	68
	6.1.14 Environmental Matters	68
	6.1.15 Solvency	68

	6.1.16 Business and Property of Borrowers	69
	6.1.17 Anti-Terrorism Laws	69
6.2	Updates to Schedules	69

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		69
7.1	First Loans and Letters of Credit	69
	7.1.1 Deliveries	69
	7.1.2 Payment of Fees	71
7.2	Each Loan or Letter of Credit	71

8. COVENANTS		72
8.1	Affirmative Covenants	72
	8.1.1 Preservation of Existence, Etc.	72
	8.1.2 Payment of Liabilities, Including Taxes, Etc.	72
	8.1.3 Maintenance of Insurance	72
	8.1.4 Maintenance of Properties and Leases	72
	8.1.5 Visitation Rights	72
	8.1.6 Keeping of Records and Books of Account	73
	8.1.7 Compliance with Laws; Use of Proceeds	73
	8.1.8 Anti-Terrorism Laws; International Trade Law Compliance	73
	8.1.9 Keepwell	73
	8.1.10 Joinder of IOS Guarantors; Post-IOS Transaction Deliveries	74
8.2	Negative Covenants	74
	8.2.1 Indebtedness	74
	8.2.2 Liens; Lien Covenants	75
	8.2.3 Guaranties	75
	8.2.4 Loans and Investments	75
	8.2.5 Dividends and Related Distributions	76
	8.2.6 Merger, Consolidation, and Acquisition of Assets	77
	8.2.7 Dispositions of Assets or Subsidiaries	78
	8.2.8 Affiliate Transactions	78
	8.2.9 Subsidiaries, Partnerships and Joint Ventures	78
	8.2.10 Continuation of or Change in Business	79
	8.2.11 Fiscal Year	79
	8.2.12 Changes in Organizational Documents	79
	8.2.13 Maximum Leverage Ratio	79
	8.2.14 Minimum Interest Coverage Ratio	79
8.3	Reporting Requirements	80
	8.3.1 Quarterly Financial Statements	80
	8.3.2 Annual Financial Statements	80
	8.3.3 Certificate of the Company	80
	8.3.4 Notices	80

9. DEFAULT		82
9.1	Events of Default	82
	9.1.1 Payments Under Loan Documents	82

	9.1.2 Breach of Warranty	82
	9.1.3 Anti-Terrorism Laws	82
	9.1.4 Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws	82
	9.1.5 Breach of Other Covenants	82
	9.1.6 Defaults in Other Agreements or Indebtedness	82
	9.1.7 Final Judgments or Orders	82
	9.1.8 Loan Document Unenforceable	82
	9.1.9 Events Relating to Plans and Benefit Arrangements	83
	9.1.10 Change of Control	83
	9.1.11 Relief Proceedings	83
9.2	Consequences of Event of Default	83
	9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	83
	9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings	84
	9.2.3 Set-off	84
	9.2.4 Application of Proceeds	85

10. THE ADMINISTRATIVE AGENT		86
10.1	Appointment and Authority	86
10.2	Rights as a Lender	86
10.3	Exculpatory Provisions	86
10.4	Reliance by Administrative Agent	87
10.5	Delegation of Duties	87
10.6	Resignation of Administrative Agent	87
10.7	Non-Reliance on Administrative Agent and Other Lenders	88
10.8	No Other Duties, etc.	89
10.9	Administrative Agent’s Fee	89
10.10	No Reliance on Administrative Agent’s Customer Identification Program	89

11. GUARANTY		89
11.1	Guaranty by the Domestic Loan Parties	89
11.2	Guaranty by the Foreign Loan Parties	89
11.3	Additional Undertaking	90
11.4	Guaranty Unconditional	90
11.5	Loan Parties’ Obligations to Remain in Effect; Restoration	91
11.6	Waiver of Acceptance, etc.	91
11.7	Subrogation	91
11.8	Effect of Stay	91

12. MISCELLANEOUS		92
12.1	Modifications, Amendments or Waivers	92
	12.1.1 Increase of Commitment	92
	12.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	92
	12.1.3 Release of Guarantor	92

v

	12.1.4 Miscellaneous	92
12.2	No Implied Waivers; Cumulative Remedies	93
12.3	Expenses; Indemnity; Damage Waiver	93
	12.3.1 Costs and Expenses	93
	12.3.2 Indemnification by the Borrowers	93
	12.3.3 Reimbursement by Lenders	94
	12.3.4 Waiver of Consequential Damages, Etc.	94
	12.3.5 Payments	95
12.4	Holidays	95
12.5	Notices; Effectiveness; Electronic Communication	95
	12.5.1 Notices Generally	95
	12.5.2 Electronic Communications	95
	12.5.3 Change of Address, Etc.	96
12.6	Severability	96
12.7	Duration; Survival	96
12.8	Successors and Assigns	96
	12.8.1 Successors and Assigns Generally	96
	12.8.2 Assignments by Lenders	97
	12.8.3 Register	98
	12.8.4 Participations	98
	12.8.5 Limitations upon Participant Rights Successors and Assigns Generally	100
	12.8.6 Certain Pledges; Successors and Assigns Generally	100
12.9	Confidentiality	100
	12.9.1 General	100
	12.9.2 Sharing Information With Affiliates of the Lenders	101
12.10	Counterparts; Integration; Effectiveness	101
	12.10.1 Counterparts; Integration; Effectiveness	101
12.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	101
	12.11.1 Governing Law	101
	12.11.2 SUBMISSION TO JURISDICTION	101
	12.11.3 WAIVER OF VENUE	102
	12.11.4 SERVICE OF PROCESS	102
	12.11.5 WAIVER OF JURY TRIAL	102
12.12	USA PATRIOT Act Notice	103
12.13	Borrower Agent	103
12.14	Foreign Loan Parties	103
12.15	Joinder of Borrowers and Guarantors; Release of Foreign Borrowers	103
	12.15.1 Joinder of Borrowers and Guarantors	103
12.16	Increase in Commitments	104
12.17	No Advisory or Fiduciary Responsibility	106
12.18	No Novation	106

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 2.8.1	-	LETTERS OF CREDIT
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.5	-	LITIGATION
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	-	GUARANTIES
SCHEDULE 8.2.4	-	INVESTMENTS
SCHEDULE 8.2.9	-	SUBSIDIARIES, PARTNERSHIPS, JOINT VENTURES

EXHIBITS
EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	BORROWER JOINDER
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(L)	-	LENDER JOINDER
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.4.1	-	LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of March 13, 2015 and is made by and among L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Company”), CXT INCORPORATED, a Delaware corporation (“CXT”), SALIENT SYSTEMS, INC., an Ohio corporation (“Salient Systems”), L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation formerly known as Portec Rail Products, Inc. (“Rail Technologies, Inc.”), L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada formerly known as Portec, Rail Products Ltd. (“Rail Technologies Canada”) and L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada formerly known as Kelsan Technologies Corp. (“Rail Technologies, Corp.” and together with the Company, CXT, Salient Systems, Rail Technologies, Inc. and Rail Technologies Canada, collectively referred to herein as the “Borrowers”), each of the other BORROWERS and each of the GUARANTORS (as hereinafter defined) from time to time a party hereto, the LENDERS (as hereinafter defined) from time to time a party hereto, PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), and Bank of America, N.A., as a Co-Syndication Agent, and Wells Fargo Bank, National Association, as a Co-Syndication Agent.

The Borrowers, the Administrative Agent, and certain of the Lenders hereunder are parties to an Amended and Restated Credit Agreement, dated as of September 23, 2014 (as amended to the date hereof, the “Existing Credit Agreement”), providing for a revolving credit facility; and

The Borrowers have requested the Lenders amend and restate the Existing Credit Agreement to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $335,000,000, with sublimits for (a) the issuance of Letters of Credit in Dollars and in Optional Currencies in an amount not to exceed $30,000,000, (b) borrowings of Swing Loans in Dollars in an amount not to exceed $15,000,000, and (c) borrowings in Optional Currencies in an amount not to exceed $25,000,000; and with an accordion feature not to exceed $100,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquisition Compliance Certificate shall have the meaning ascribed to such term in Section 8.2.6(e) [Merger, Consolidation, and Acquisition of Assets] hereof.

Acquisition Documents shall have the meaning specified in Section 7.1.1(xi).

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 20% or more of any class of the voting or other equity interests of such Person, or (iii) 20% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee”.

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Standby Letter of Credit Fee” or “Commercial Letter of Credit Fee”, as applicable.

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or

(B) the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers shall mean collectively, and Arranger shall mean separately, PNC Capital Markets LLC, Merrill Lynch Pierce Fenner & Smith, Inc. and Wells Fargo Securities, LLC.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 12.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief or Deputy Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from such Loan Party, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Loan Parties may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus fifty basis points (0.5%), (b) the Prime Rate, or (c) the Daily Euro-Rate, plus one hundred basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Option].

Borrower Agent shall have the meaning ascribed to such term in Section 12.13 [Borrower Agent] hereof.

Borrower Joinder shall mean a joinder by a Person as a Borrower under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(B).

Borrowers shall mean the Company, CXT, Salient Systems, Rail Technologies, Inc., Rail Technologies Canada and Rail Technologies, Corp., any other Person which joins this Agreement as a Borrower after the date hereof, and the successors and assigns of each of the foregoing to the extent permitted under this Agreement.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Euro-Rate Loans denominated in currencies which are available in LIBOR which become subject to the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche, (iii) all Optional Currency Loans denominated in Australian dollars which become subject to same Loan Request by the Borrowers shall each constitute one Borrowing Tranche; (iv) all Optional Currency Loans

denominated in Canadian Dollars which become subject to same Loan Request by the Borrowers shall each constitute one Borrowing Tranche; (v) all Optional Currency Loans denominated in Mexican Pesos which become subject to same Loan Request by the Borrowers shall each constitute one Borrowing Tranche; and (iv) all Optional Currency Loans denominated in any other currency which is not available in LIBOR which become subject to the same Loan Request by the Borrowers shall each constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.

Canadian Borrower shall mean any Borrower incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

Cash Collateralize means to pledge and deposit with or deliver to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation satisfactory to Administrative Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent.

Cash On Hand shall mean, as of any date of determination, an amount equal to the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries as of such date, other than cash pledged, escrowed or on deposit to secure performance obligations.

Cash Management Agreements shall have the meaning specified in Section 2.5.6 [Swing Loans under Cash Management Agreements].

CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

CFTC shall mean the Commodity Futures Trading Commission.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

CIP Regulations shall have the meaning specified in Section 10.10 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean March 13, 2015.

Co-Syndication Agents shall mean collectively, and Co-Syndication Agent shall mean separately, Bank of America, N.A. and Wells Fargo Bank, National Association.

Coal Train Holdings shall mean Coal Train Holdings, Inc., a corporation incorporated under the laws of the State of Delaware.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commercial Letter of Credit shall mean a commercial letter of credit issued in respect of the purchase of goods or services in the ordinary course of business.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Commodity Hedge shall mean a commodity swap, commodity hedge, commodity option and any other commodity future contract that provides protection to, or minimizes the impact upon, price fluctuations with respect to commodities.

Commodity Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Commodity Hedge.

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Company].

Computation Date shall have the meaning specified in Section 2.9.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding; Repayment in Same Currency].

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated EBITDA for any period of determination shall mean (a) the sum of: (i) net income, (ii) depreciation, (iii) amortization, (iv) interest expense, (v) income tax expense, (vi) non-cash expenses in connection with the Borrowers’ employee equity and long-term incentive compensation plans, (vii) reasonable transaction costs and expenses related to

Permitted Acquisitions in an aggregate amount not to exceed $2,500,000 applied by the Borrowers in the period that any such Permitted Acquisition occurred, (viii) expenses and fees incurred during such period in connection with the IOS Transaction and the acquisition and integration of Chemtec Energy Services, L.L.C. (including legal, accounting, auditing and consulting expenses) in an aggregate amount not to exceed $2,000,000 and (ix) any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its consolidated Subsidiaries (including but not limited to costs recognized related to an acquisition purchase price allocation to tangible or intangible assets not classified as depreciation or amortization); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDA in the period when such payments are made, minus (b) non-cash credits to net income, in each case of the Company and its Subsidiaries (including but not limited to benefits recognized related to an acquisition purchase price allocation to tangible or intangible assets not classified as depreciation or amortization) for such period determined and consolidated in accordance with GAAP; provided, however, that for the purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis in a manner acceptable to the Administrative Agent, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and provided, further, that for the purposes of this definition, with respect to a business or assets conveyed or disposed of by the Loan Parties pursuant to Section 8.2.7 [Dispositions of Assets or Subsidiaries], Consolidated EBITDA shall be calculated on a pro forma basis as if such disposition or conveyance had been consummated at the beginning of such period.

Consolidated Total Net Indebtedness shall mean as of any date of determination the aggregate of all Indebtedness of the Company and its Subsidiaries (excluding the indebtedness described in Section (iv) of the definition of Indebtedness) as of such date determined and consolidated in accordance with GAAP minus Cash on Hand in excess of $15,000,000 which is held by the Company and its Subsidiaries. Consolidated Total Net Indebtedness shall be measured at the end of each fiscal quarter or the quarter most recently ended if such date is not a fiscal quarter end.

Covered Entity shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Customer shall mean and include the account debtor with respect to any account receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

Daily Euro-Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

Domestic Borrower shall mean a Borrower which is organized under the laws of the United States of America, any State thereof or the District of Columbia, and Domestic Borrowers shall mean all such Domestic Borrowers hereunder.

Domestic Guarantor shall mean a Guarantor which is organized under the laws of the United States of America, any State thereof or the District of Columbia, and Domestic Borrowers shall mean all such Domestic Guarantors hereunder.

Domestic Loan Party shall mean any Domestic Borrower or Domestic Guarantor, and Domestic Loan Parties shall mean all Domestic Borrowers and Domestic Guarantors hereunder.

Drawing Date shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Due Authorization Limitation Provision shall have the meaning specified in Section 8.1.11 [Joinder of IOS Guarantors; Post-IOS Transaction Deliveries].

Effective Date means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances;

(vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Equivalent Amount shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning specified in the definition of Equivalent Amount.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrowers and are treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrowers or any ERISA Affiliate.

ERISA Group shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro shall refer to the lawful currency of the Participating Member States.

Eurocurrency Liabilities shall have the meaning assigned to such term in the definition of Euro-Rate.

European Interbank Market shall mean the European interbank market for Euro operating in Participating Member States.

Euro-Rate shall mean the following:

(a) with respect to the Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this clause (a), an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b) with respect to Optional Currency Loans in Euros or British Pounds Sterling comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the relevant Optional Currency are offered by leading banks in the Relevant Interbank Market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which Euros or British Pounds Sterling deposits are offered by leading banks in the London interbank deposit market (for purposes of this clause (b), an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the Euros or British Pounds Sterling for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.

(c) with respect to Optional Currency Loans denominated in Canadian Dollars comprising any Borrowing Tranche, the interest rate per annum (the “CDOR Rate”) as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 11:00 a.m. Eastern Time, two Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

(d) with respect to Optional Currency Loans denominated in Australian Dollar comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the rate per annum equal to the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at approximately 10:00 a.m., Sydney, Australia time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period; provided that if such rate is not available at such time for any reason, the Administrative Agent may substitute such rate with a reasonably acceptable alternative published interest rate that adequately reflects the all-in-cost of funds to the Administrative Agent for funding such Optional Currency Loans in Australian Dollars.

(e) with respect to Optional Currency Loans denominated in Mexican Pesos for any Interest Period, the rate per annum equal to the Mexican Interbank Equilibrium Interest Rate or the successor thereto as approved by the Administrative Agent as published by Banco de México (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at approximately 12:30 p.m., Mexico City, Mexico time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Mexican Pesos with a maturity comparable to such Interest Period; provided that if such rate is not available at such time for any reason, the Administrative Agent may substitute such rate with a reasonably acceptable alternative published interest rate that adequately reflects the all-in-cost of funds to the Administrative Agent for funding such Optional Currency Loans in Mexican Pesos.

The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested. Without duplication of the Euro-Rate Reserve Percentage set forth in clauses (a) and (b) above, the Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Loan in an Optional Currency equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans in an Optional Currency, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

(f) Notwithstanding the foregoing, if the Euro-Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Euro-Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii) [Revolving Credit Euro-Rate Option].

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency Liabilities; and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default”.

Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Existing Credit Agreement shall have the meaning set forth in the preamble to this Agreement.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, the earlier of (A) March 13, 2020 or (B) the date the Revolving Credit Commitments are terminated and the Revolving Credit Loans are accelerated hereunder.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

Foreign Borrower shall mean a Borrower organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia, and Foreign Borrowers shall mean all Foreign Borrowers hereunder.

Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

Foreign Guarantor shall mean a Guarantor organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia, and Foreign Guarantors shall mean all Foreign Guarantors hereunder.

Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Foreign Loan Party shall mean a Foreign Borrower or Foreign Guarantor, and Foreign Loan Parties shall mean all Foreign Borrowers and Foreign Guarantors hereunder.

Foreign Subsidiary shall mean a Subsidiary of a Loan Party organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia, and Foreign Subsidiaries shall mean all Foreign Subsidiaries of the Loan Parties.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Second Amended and Restated Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors.

Increasing Lender shall have the meaning assigned to such term in Section 12.16.1 [Increasing Lenders and New Lenders] hereof.

Incremental Commitment shall mean the commitment of any Lender established pursuant to Section 12.16.1 [Increasing Lenders and New Lenders] hereof to make Incremental Revolving Commitments to the Borrowers.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:

(i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device calculated in accordance with GAAP, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 12.3.2 [Indemnification by the Borrowers].

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean the Second Amended and Restated Intercompany Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Interest Coverage Ratio shall mean the ratio of (i) Consolidated EBITDA less capital expenditures of the Company and its Subsidiaries to (ii) consolidated interest expense of the Company and its Subsidiaries, calculated as of the end of each fiscal quarter for the four quarters then ended.

Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one Month with respect to Optional Currency Loans and one week or one, two, three or six Months with respect to all other Revolving Credit Loans. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrowers are renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

IOS shall mean IOS Holdings, Inc., a Delaware corporation.

IOS Acquisitions shall mean IOS Acquisitions, Inc., a Delaware corporation.

IOS Guarantors shall mean IOS Acquisitions, James Clark Inspections, Inc., a Texas corporation, IOS / PCI, LLC, a Louisiana Limited Liability Company, Castronics, LLC, a Delaware limited liability company, Mike’s Pipe Inspection, Inc., a Kansas corporation, and OTI Operating, Inc., an Oklahoma corporation.

IOS Transaction shall mean the transactions contemplated by the Merger Agreement and the other Acquisition Documents.

IRS shall mean the Internal Revenue Service.

ISP98 shall have the meaning specified in Section 12.11.1 [Governing Law].

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrowers, Administrative Agent (whose consent shall not be unreasonably withheld) and such other Lender may agree may from time to time issue Letters of Credit hereunder.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

Lender Joinder shall mean a joinder by a lender under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(L).

Lender Provided Commodity Hedge shall mean a Commodity Hedge which is provided by any Lender or its Affiliate and: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Commodity Hedge (the “Commodity Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Commodity Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is provided by any Lender or its Affiliate and: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender

Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.8.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].

Leverage Ratio shall mean, as of the end of any date of determination, the ratio of (A) Consolidated Total Net Indebtedness to (B) Consolidated EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Notes, the Intercompany Subordination Agreement, any Borrower Joinder, any Cash Management Agreements, any documents entered into with respect to a Letter of Credit and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties shall mean the Borrowers and the Guarantors.

Loan Request shall have the meaning specified in Section 2.4 [Loan Requests; Swing Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Swing Loans and the Optional Currency Loans or any Revolving Credit Loan, Swing Loan or Optional Currency Loan. Letters of Credit shall not be considered Loans hereunder unless drawings under such Letters of Credit are deemed to be a Revolving Credit Loan pursuant to Section 2.8.3 [Disbursements, Reimbursement] or a Letter of Credit Borrowing pursuant to Section 2.8.3.3, in which case such Letters of Credit shall be a Loan hereunder.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Merger Agreement shall mean that certain Agreement and Plan of Merger, dated March 13, 2015, by and among the Company, IOS, the Merger Sub and IOS Holding Company, LLC, solely in its capacity as the representative of the shareholders of IOS.

Merger Sub shall mean L.B. Foster Raven Merger Company, a Delaware corporation and a wholly owned subsidiary of the Company.

Moody’s shall mean Moody’s Investors Service, Inc. and its successors.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrowers or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

New Lender shall have the meaning assigned to such term in Section 12.16.1 [Increasing Lenders and New Lenders] hereof.

Non-Consenting Lender shall have the meaning specified in Section 12.1 [Modifications, Amendments or Waivers].

Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and Note shall also include all other promissory notes accepted from time to time in connection with any Incremental Commitment.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, (iv) any Lender Provided Commodity Hedge and (v) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Optional Currency shall mean the following lawful currencies: Canadian Dollars, British Pounds Sterling, the Euro, Australian Dollars, Mexican Peso and, solely with respect to Letters of Credit issued hereunder, Chinese Renminbi and Brazilian Real, and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.9.5 [Requests for Additional Optional Currencies]. Subject to Section 2.9.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Loans shall mean have the meaning ascribed to such term in Section 2.1.3 [Optional Currency Sublimit].

Optional Currency Loan Sublimit shall have the meaning ascribed to such term in Section 2.1.3 [Optional Currency Sublimit].

Order shall have the meaning specified in Section 2.8.9 [Liability for Acts and Omissions].

Original Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Foreign Currency Indebtedness shall have the meaning ascribed to such term in Section 8.2.1(vi) [Indebtedness].

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise (i) from any payment made under, (ii) from the execution, delivery, performance, enforcement or registration of, (iii) from the receipt or perfection of a security interest under, or (iv) otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.

Parent shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

Participant has the meaning specified in Section 12.8.4 [Participations].

Participant Register has the meaning specified in Section 12.8.4 [Participations].

Participating Member State shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Participation Advance shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Acquisition shall have the meaning ascribed to such term in Section 8.2.6 [Merger, Consolidation, and Acquisition of Assets].

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or similar rating by a nationally recognized rating agency on the date of acquisition;

(iii) demand deposits, time deposits, banker’s acceptances or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s or similar rating by a nationally recognized rating agency on the date of acquisition;

(iv) money market or mutual funds which are rated not lower than AAA by Standard & Poor’s or similar rating by a nationally recognized rating agency;

(v) corporate debt obligations issued by a domestic corporation or a domestic bank holding company whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s or similar rating by a nationally recognized rating agency on the date of acquisition;

(vi) municipal bonds and notes issued by cities, states, or other municipal entities which are rated not lower than AAA by Standard & Poor’s or similar rating by a nationally recognized rating agency on the date of acquisition; and

(vii) investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves in accordance with GAAP have been taken by the Borrowers;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Services Obligations);

(vii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii) Subject to the restrictions set forth in Section 8.2.2(ii), Purchase Money Security Interests, capitalized leases and Liens securing other secured Indebtedness permitted under Section 8.2.1(iii) [Indebtedness] (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

(ix) Liens securing Other Foreign Currency Indebtedness as and to the extent permitted under Section 8.2.1(vi) [Indebtedness];

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 9.1.7 [Final Judgments or Orders].

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the

Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Ratable Share shall mean:

(i) with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment (excluding the Swing Loan Commitment) bears to the Revolving Credit Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

(ii) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reference Currency shall have the meaning specified in the definition of Equivalent Amount.

Reimbursement Obligation shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relevant Interbank Market shall mean in relation to Euro, the European Interbank Market, and, in relation to any other currency, the London interbank market or other applicable offshore interbank market.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

Required Lenders shall mean

(i) If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(ii) If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans”, as such Commitment is thereafter assigned or modified, including any amount by which such Lender agrees to increase its Commitment pursuant to Section 12.16 [Increase in Commitments] hereof, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively, and Revolving Credit Loan shall mean separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.8.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the Dollar Equivalent sum of the outstanding Revolving Credit Loans (including the outstanding Optional Currency Loans), the outstanding Swing Loans, and the Letter of Credit Obligations.

Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

Senior Officer shall mean the Chief Executive Officer, President, Chief or Deputy Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Merger Agreement Representations shall mean the representations and warranties with respect to IOS in the Merger Agreement as are material to the interests of the Lenders or the Arrangers.

Specified Representations shall mean the representations and warranties set forth in clauses (i), (ii), (iv), (v) and (vi) of Section 6.1.1 [Organization and Qualification, Etc.], 6.1.3 [Validity and Binding Effect], 6.1.4 [No Conflict, Etc.], 6.1.5 [Litigation], 6.1.7 [Margin Stock], Section 6.1.9 [Taxes], 6.1.10 [Patents, Trademarks, Etc.], 6.1.15 [Solvency], and 6.1.17 [Anti-Terrorism Laws].

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Swap shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, a Lender Provided Commodity Hedge or a Lender Provided Foreign Currency Hedge.

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $15,000,000.

Swing Loan Lender shall mean PNC, in its capacity as Lender of Swing Loans pursuant to the Swing Loan Commitment.

Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

UCP shall have the meaning specified in Section 12.11.1 [Governing Law].

Unpaid Drawing shall mean, with respect to any Letter of Credit, the aggregate Dollar Equivalent Amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrowers.

USA PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

Withholding Agent shall mean any Loan Party and the Administrative Agent.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof “herein “hereunder “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including” “to” means “to but excluding” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time. All certificates and other required submissions made by specified officers of any Loan Party shall be deemed for all purposes as made by such person solely in such person’s capacity as such officer.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate). All accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Company notifies the Administrative Agent in writing that the Borrowers wish to amend any financial covenant in Section 8.2 [Negative Covenants] of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Company, on behalf of the Borrowers, in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 [Negative Covenants], any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Company, on behalf of the Borrowers, shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they delivers their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

1.4 Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars in accordance with GAAP.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit Commitments.

2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and the outstanding Swing Loans, (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency and (iv) the aggregate Dollar Equivalent amount of Revolving Credit Loans made to Foreign Borrowers shall not exceed the Optional Currency Loan Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $15,000,000 (the “Swing Loan Commitment”), provided that after giving effect to each such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments; and provided further that a Swing Loan shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.1.3 Optional Currency Sublimit. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, PNC or any other Lender may, at its option, cancelable at any time for any reason whatsoever, make Revolving Credit Loans in an Optional Currency (the “Optional Currency Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal Dollar Equivalent amount not to exceed $25,000,000 (the “Optional Currency Loan Sublimit”), provided that after giving effect to each such Loan (a) the sum of the Revolving Facility Usage plus any outstanding Other Foreign Currency Indebtedness incurred pursuant to Section 8.2.1(vi) [Indebtedness] hereof, shall not exceed the Revolving Credit Commitments, and (b) the sum of all Optional Currency Loans plus any outstanding Other Foreign Currency Indebtedness incurred pursuant to Section 8.2.1(vi) [Indebtedness] hereof, shall not exceed the Optional Currency Loan Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.3.

2.1.4 Termination or Reduction of Revolving Credit Commitments. The Company shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $10,000,000 or any greater multiple of $5,000,000, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Revolving Credit Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.1.4 shall be irrevocable.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans, the outstanding Optional Currency Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) such Lender’s Revolving Credit Commitment (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4 Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower Agent, on behalf of itself or a Borrower identified in the Loan Request (as hereinafter defined), may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, (i) not later than 1:00 p.m., three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans in Dollars; (ii) not later than 1:00 p.m., four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of conversion to or renewal of the Euro-Rate Option for Optional Currency Loans; and (iii) not later than 11:00 a.m., the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded) comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) integral multiples of $250,000 (or the Dollar Equivalent thereof) and not less than $1,000,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche under the Euro-Rate Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option; (ii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the applicable Borrowing Tranche; (iii) the currency in which such Loans shall be funded if the Borrowers are electing the Euro-Rate Option; (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche; and (v) which Borrower is requesting the Revolving Credit Loan. No Loan made in an Optional Currency may be converted into a Base Rate Loan or a Loan denominated in a different Optional Currency.

2.4.2 Swing Loan Requests. Except as otherwise provided herein, the Borrower Agent, on behalf of itself or a Borrower identified in the Swing Loan Request (as hereinafter defined), may from time to time prior to the Expiration Date request PNC to make Swing Loans in Dollars by delivery to PNC not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that PNC may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.5.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers, including the currency in which the Revolving Credit Loan is requested and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested Optional Currency (or in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in immediately available funds in Dollars or the requested Optional Currency (as applicable) at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent (or fails to remit such funds in the applicable Optional Currency) in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 [Presumptions by the Administrative Agent].

2.5.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.3 Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 [Swing Loan Requests] fund such Swing Loan to the Borrowers in U.S. Dollars in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.5.4 Repayment of Revolving Credit Loans. Subject to the limitations set forth in Section 12.14 [Foreign Loan Parties] and to the extent not previously paid, the Borrowers, jointly and severally, shall repay in full the outstanding principal amount of the Revolving Credit Loans together with all outstanding interest thereon and all fees and other amounts owing under any of the Loan Documents relating thereto on the Expiration Date or upon the earlier termination of the Revolving Credit Commitments in connection with the terms of this Agreement.

2.5.5 Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations (to the extent applicable, calculated in Dollar Equivalents). Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.5.6 Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.4.2 [Swing Loan Requests], PNC, as the Swing Loan Lender, may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Company and such Swing Loan Lender relating to the Company’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Company’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Company’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.5.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.5.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2. The Borrowers acknowledge and agree that each Borrower materially benefits from the arrangements made pursuant to Section 2.5.6 and the Cash Management Agreements, and each Borrower shall be jointly and severally liable, subject to Section 12.14 [Foreign Loan Parties], for all Obligations, including without limitation, those arising from the operation of this Section.

2.6 Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swing Loans and Optional Currency Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement or the Commitment of any Lender is increased) payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.7 Use of Proceeds. The proceeds of the Loans shall be used (i) to refinance existing indebtedness for borrowed money, (ii) to finance working capital and capital expenditures; (iii) to make Permitted Acquisitions, and (iv) for general corporate purposes including, but not limited to dividends and Company stock purchases as permitted under Section 8.2.5 [Dividends and Related Distributions] (including the payment of fees and expenses related to the foregoing permitted purposes).

2.8 Letter of Credit Subfacility.

2.8.1 Issuance of Letters of Credit. Each of the Borrowers may at any time prior to the Expiration Date request the issuance of a standby letter of credit (a “Standby Letter of Credit”) or Commercial Letter of Credit (each a “Letter of Credit”) which may be denominated in either Dollars or an Optional Currency for the account of itself, another Loan Party, or a Subsidiary of a Loan Party (whether or not any such Subsidiary is a Loan Party), or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Loan Parties shall authorize and direct the Issuing Lender to name a Borrower, a Loan Party or a Subsidiary of a Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall:

(A) have a maximum maturity of three (3) years from the date of issuance (provided that such Letter of Credit may include an automatic renewal provision which provides for an automatic renewal of such Letter of Credit for a period not longer than twelve (12) months); and (B) in no event expire later than the date which is 364 days after the Expiration Date and provided further that in no event shall: (i) the Dollar Equivalent of the Letter of Credit Obligations exceed, at any one time, $30,000,000 (the “Letter of Credit Sublimit”); or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrowers for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Article 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrowers and Administrative Agent a true and complete copy of such Letter of Credit or amendment. All letters of credit which are identified on Schedule 2.8.1 hereto, which shall consist of all letters of credit outstanding on the Closing Date, shall be deemed to have been issued under this Agreement and shall constitute Letters of Credit, regardless of which Person is the applicant thereunder.

Upon the request of Administrative Agent, (i) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Letter of Credit Borrowing, or (ii) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. Borrower hereby grants to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.8.2 Letter of Credit Fees. The Borrowers shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the Dollar Equivalent of the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.8.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.8.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 p.m. on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender, in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrowers fail to reimburse the Issuing Lender (either directly or through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 p.m. on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made in a Dollar Equivalent amount of such Reimbursement Obligations by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.8.3.2 Each Lender shall upon any notice pursuant to Section 2.8.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing, whereupon the Lenders shall (subject to Section 2.8.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan in Dollars under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing; provided that no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Ratable Share of the Dollar Equivalent amount of the drawing. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such Drawing Date shall not relieve such Lender from its obligation under this Section 2.8.3.2.

2.8.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8.3.

2.8.4 Repayment of Participation Advances.

2.8.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.8.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.

2.8.5 Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.8.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.8.7 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit issued in accordance with the terms of this Agreement, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under such Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.8.8 Indemnity. Each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body. To the extent the Issuing Lender is not indemnified by the Borrowers, the Lenders will reimburse and indemnify the Issuing Lender, in proportion to their respective Ratable Shares, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against, or incurred by the Issuing Lender in performing its respective duties in any way related to or arising out of the Letter(s) of Credit issued by the Issuing Lender; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Issuing Lender or an Affiliate of the Issuing Lender.

2.8.9 Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.

2.8.10 Issuing Lender Reporting Requirements. Any Issuing Lender other than PNC shall, on the first Business Day of each month, provide to Administrative Agent and Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party (if applicable), the original face amount (if any), and the expiration date of any Letter of Credit of such Lender outstanding at any time during the preceding month, and any other information relating to such Letters of Credit that the Administrative Agent may request.

2.9 Utilization of Commitments in Optional Currencies.

2.9.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the outstanding and proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.9.2 Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans. The Lenders shall be under no obligation to make the Revolving Credit Loans requested by the Borrowers which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its Revolving Credit Ratable Share of such Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 p.m. three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same and the Lenders shall not make such Revolving Credit Loans requested by the Borrowers under their Loan Request.

2.9.3 Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the Euro-Rate Option. If the Borrowers deliver a Loan Request requesting that the Lenders renew the Euro-Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such Euro-Rate Option if any Lender delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 p.m. three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same. If the Administrative Agent shall have so notified the Borrowers that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or Euro-Rate Option, at the Company’s option on behalf of the Borrowers (subject, in the case of the Euro-Rate Option, to compliance with Section 2.5 [Making Revolving Credit Loans, Etc.] and Section 4.1 [Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the Borrowers and the Lenders of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in an Optional Currency as of the applicable Computation Date with respect thereto and such Lender’s Revolving Credit Ratable Share thereof. Notwithstanding anything to the contrary herein, each of the Lenders party to this Agreement as of the Closing Date acknowledge and agree that, as of the Closing Date, such Lender can make Revolving Credit Loans denominated in Canadian Dollars, Euro and British Pounds Sterling. However, the Borrowers acknowledge and agree that the foregoing acknowledgement does not constitute a covenant, representation or warranty that such Lenders will be able to lend in such currencies on any particular date in the future.

2.9.4 European Monetary Union.

2.9.4.1 Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrowers, then any amount payable hereunder by any party hereto in such Optional Currency shall instead by payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

2.9.4.2 Additional Compensation Under Certain Circumstances. The Borrowers agree, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowers and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.9.5 Requests for Additional Optional Currencies. The Borrowers may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrowers’ request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrowers’ request.

2.10 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c) if the Borrowers cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(d) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.8.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(e) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.8.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless (a) with respect to Letters of Credit, such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.10(iii), and (b) with respect to Swing Loans, the amount of requested Swing Loans when allocated to non-Defaulting Lenders plus outstanding Swing Loans will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders. Participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

2.11 Provisions Applicable to All Loans.

2.11.1 Notes. The obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to them by each Lender and Swing Loans made to them by PNC, together with interest thereon, shall be evidenced by a revolving credit Note or Swing Loan Note, as applicable, dated as of the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement or the Commitment of any Lender is increased), payable to the order of such Lender in a face amount equal to such Lender’s Revolving Credit Commitment and payable to the order of PNC in the face amount equal to the Swing Loan Commitment. Upon request to the Administrative Agent made prior to the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement or the Commitment of any Lender is increased), any Lender may elect to evidence the aggregate unpaid principal amount of all Revolving Credit Loans made by it, and PNC may elect to evidence the aggregate unpaid principal amount of all Swing Loans made by it, through the maintenance in the ordinary course of business of accounts or records, which accounts or records shall be available to the Administrative Agent to review promptly upon request, in lieu of receipt of original Notes. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent with respect to such matters, the accounts and records of the Administrative Agent shall control absent manifest error.

2.11.2 Joint and Several Obligations. Subject to any limitations expressly set forth in Section 12.14 [Foreign Loan Parties] with respect to Foreign Borrowers, all Obligations of the Borrowers are joint and several.

3. RESERVED

4. INTEREST RATES

4.1 Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, all Revolving Credit Loans made as part of the same Borrowing Tranche shall be made to the same Borrower and shall consist of the same Interest Rate Option, and the same Interest Period shall apply to such Loans that are part of the same Borrowing Tranche; provided that the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided further that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the Euro-Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Euro-Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrowers in such Optional Currency.

4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate. Subject to Section 4.3 [Interest After Default], the Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans, provided that any Loan made in an Optional Currency shall bear interest at the Euro-Rate:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin; provided, however, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing (including, without limitation, Canadian Dollars), interest shall be computed in accordance with market practice for such Optional Currency.

4.1.2 Swing Loan Interest Rate Options. Subject to Section 4.3 [Interest After Default], Swing Loans shall bear interest (A) under the Base Rate Option applicable to Revolving Credit Loans or (B) at such other interest rates as the Administrative Agent and the Borrowers may agree to from time to time.

4.1.3 Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods. At any time when the Borrowers shall select, convert to or renew a Euro-Rate Option, the Borrowers shall notify the Administrative Agent thereof (i) at least three (3) Business Days prior to the effective date of such Euro-Rate Option with respect to a Loan denominated in Dollars and (ii) at least four (4) Business Days prior to the effective date of such Euro-Rate Option with respect to an Optional Currency Loan, by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1 Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Euro-Rate Option shall be in integral multiples of $250,000 and not less than $1,000,000; and

4.2.2 Renewals. In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand (or as directed by the Required Lenders in their discretion) effective following notice to the Borrowers:

4.3.1 Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

4.3.2 Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and

4.3.3 Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1 Unascertainable. If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market , the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.2 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.3 Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a Euro-Rate Option or select an Optional Currency (as applicable) shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option, commencing upon the last day of the existing Interest Period.

4.6 Interest Act (Canada) Disclosure. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period less than a full year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or the number of days in such other period, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

4.7 Canadian Usury Provision. If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

5. PAYMENTS

5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in Dollars (unless otherwise provided herein) and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent.

5.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrowers hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable to such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts due from the Borrowers solely with respect to Swing Loans shall be made by or to PNC according to Section 2.5.5 [Borrowings to Repay Swing Loans].

5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6 Voluntary Prepayments.

5.6.1 Right to Prepay. Each Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever any Borrower desires to prepay any part of the Loans, such Borrower shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars, and at least four (4) Business Days prior to the date of prepayment of any Loans denominated in an Optional Currency, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Euro-Rate Option applies; and

(z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan, $250,000 for any Optional Currency Loan or $250,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fails to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies which are not in Optional Currencies, and then to Loans denominated in Optional Currencies. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made, unless otherwise directed by the Administrative Agent.

5.6.2 Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 12.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

5.6.3 Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.7 Mandatory Prepayments.

5.7.1 Revolving Facility Usage exceeds Revolving Credit Commitments. If on any date (after giving effect to any other payments on such date) (A) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds the aggregate Revolving Credit Commitments, (B) the Dollar Equivalent amount of Revolving Credit Loans from a Lender exceeds such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations, or (C) the Swing Loans outstanding exceed the Swing Loan Commitment; then, in the case of each of the foregoing, the applicable Borrower or the Company shall prepay on such date the principal amount of the Revolving Credit Loans and, after such Revolving Credit Loans have been paid in full, any Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Revolving Credit Loans to the requirements as to the amounts of partial prepayments of Loans that are contained in Section 5.6 [Voluntary Prepayments]; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Optional Currencies applicable to any of the Loans or Unpaid Drawings, then neither the applicable Borrower nor the Company shall be obligated to make a prepayment pursuant to this Section 5.7.3 [Revolving Facility Usage exceeds Revolving Credit Commitments] unless and/or until (1) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds 100% of the aggregate of the Revolving Credit Commitments, or (2) the Dollar Equivalent amount of Revolving Credit Loans from a Lender exceeds 100% of such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations.

5.7.2 Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans denominated in Dollars and subject to a Euro-Rate Option, then to Loans in Optional Currencies subject to the Euro-Rate Option, and the Borrowers will be subject to the indemnity obligations set forth in Section 5.8 [Increased Costs] and Section 5.9 [Taxes]. In accordance with Section 5.10 [Indemnity], each Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

5.7.3 Cash Collateralization. If on any date the Dollar Equivalent of Letter of Credit Obligations exceeds the Letter of Credit Sublimit, then the Borrowers shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the Reimbursement Obligations of the Borrowers hereunder in respect of Letters of Credit; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Optional Currencies applicable to any of the Letter of Credit Obligations, then the Borrowers shall not be obligated to make a cash payment to the Administrative Agent pursuant to this Section 5.7.3 unless and/or until such Letter of Credit Obligations equal or exceed 100% of the Letter of Credit Sublimit. At such time as the Letter of Credit Obligations no longer are equal to or in excess of 100% of the Letter of Credit Sublimit, the Administrative Agent shall release the cash collateral payment to the Borrowers.

5.7.4 Application of Prepayments. All prepayments pursuant to this Section 5.7 shall be applied to reduce the Revolving Credit Loans (without a permanent corresponding Revolving Credit Commitment reduction unless otherwise provided in this Agreement).

5.7.5 No Deemed Cure. The payment of any mandatory prepayment as required by this Section 5.7 shall not be deemed to cure any Event of Default caused under another provision of this Agreement by the same occurrence which gave rise to the mandatory prepayment obligation under this Section.

5.8 Increased Costs.

5.8.1 Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Euro-Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan under the Euro-Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or any other Recipient of making, converting to, continuing or maintaining any Loan under the Euro-Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender or other Recipient, the Borrowers will pay to such Lender or the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2 Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and setting forth in reasonable detail the calculations necessary to determine such amount or amounts, and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9 Taxes.

5.9.1 Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3 Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4 Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6 Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7 Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), 5.9.7(ii)(B) and 5.9.7(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

5.9.8 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9 Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or

(iii) default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.

5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitment] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on the dates in which any optional or mandatory prepayments are made hereunder and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12 Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.13 Indemnity in Certain Events. The obligation of Borrowers in respect of any sum due from Borrowers to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company (or foreign jurisdictional equivalent) duly organized, validly existing and in good standing (or foreign jurisdictional equivalent) under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing (or foreign jurisdictional equivalent) in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where such failure would not reasonably be expected to constitute a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.

6.1.2 Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Company’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in the Borrowers, the amount, percentage and type of such equity interest (the “Borrower Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (iii) (collectively the “Equity Interests”). Each of the Borrowers and each Subsidiary of the Borrowers has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control”.

6.1.3 Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

6.1.4 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement, the other Loan Documents, or the Acquisition Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or any instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement, the other Loan Documents or the Acquisition Documents.

6.1.5 Litigation. Except as set forth on Schedule 6.1.5, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

6.1.6 Financial Statements.

(i) Historical Statements. The Company has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the three (3) fiscal years ended in the period December 31, 2013. In addition, the Company has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2014 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Company’s management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii) Accuracy of Financial Statements. Neither the Company nor any Subsidiary of the Company has any liabilities, contingent or otherwise, or forward or long-term commitments required to be disclosed under GAAP that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses required to be disclosed under GAAP from any commitments of the Company or any Subsidiary of the Company which could reasonably be expected to cause a Material Adverse Change. Since December 31, 2013, no Material Adverse Change has occurred.

6.1.7 Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.8 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.9 Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.1.10 Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without actual knowledge of (i) possible, (ii) alleged or (iii) actual conflict with the rights of others.

6.1.11 IOS Transaction. The Loan Parties have delivered to the Administrative Agent for delivery to the Lenders true and correct executed copies of the Acquisition Documents and any amendments, waivers and other documents executed in connection therewith, and there has been no other amendment, waiver or modification of the Acquisition Documents. All representations and warranties of the Loan Parties and, to the knowledge of the Loan Parties, all representations and warranties contained in the Acquisition Documents made by IOS, the IOS Guarantors and the other parties thereto, are true and correct in all material respects. Upon consummation of the IOS Transaction and thereafter, all of the issued and outstanding capital stock of IOS and each IOS Guarantor shall be owned directly or indirectly by the Borrowers.

6.1.12 Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

6.1.13 ERISA Compliance. (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii) No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.1.14 Environmental Matters. Each Loan Party is, and to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been, in compliance with applicable Environmental Laws except for the matters set forth on Schedule 6.1.14 or which otherwise, individually or in the aggregate, could not result in a Material Adverse Change. The matters set forth on Schedule 6.1.14 could not, individually or in the aggregate, result in a Material Adverse Change.

6.1.15 Solvency. Before and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.

6.1.16 Business and Property of Borrowers. Upon and after the Closing Date, the Borrowers do not propose to engage in any business other than business which is substantially the same as or related to (in a commercially reasonable manner) one or more lines of business presently conducted by the Borrowers. On the Closing Date, each Borrower will own, lease or license all the property and possess all of the right and consents necessary for the conduct of the business of such Borrower.

6.1.17 Anti-Terrorism Laws. (i) No Covered Entity is a Sanctioned Person, and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

6.2 Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrowers may update Schedules 6.1.1 and 6.1.2 without any Lender approval in connection with any transaction permitted under Sections 8.2.6 [Merger, Consolidation, and Acquisition of Assets] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i) With respect to each Loan Party, and subject to the Due Authorization Limitation Provision, IOS and each IOS Guarantor, a certificate signed by an Authorized Officer, dated the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (c) no Event of Default or Potential Default exists, (d) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrowers delivered to the Administrative Agent, and (e) there is no litigation or proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Change;

(ii) With respect to each Loan Party, and subject to the Due Authorization Limitation Provision, IOS and each IOS Guarantor, a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state or foreign jurisdiction official where such documents are filed in the appropriate state or foreign jurisdiction office together with certificates from the appropriate state or foreign jurisdiction officials as to the continued existence and good standing (or foreign jurisdiction equivalent, if any) of each Loan Party in each state where organized or qualified to do business;

(iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv) Written opinions of counsel for each Loan Party, IOS and each IOS Guarantor, dated the Closing Date, each in form and substance acceptable to the Administrative Agent and the Lenders; provided that the delivery of the opinions to be delivered with respect to IOS and each IOS Guarantor shall be subject to the Due Authorization Limitation Provision;

(v) Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;

(vi) A Lien search in acceptable scope and with acceptable results;

(vii) All material consents required to effectuate the transactions contemplated hereby and by the Acquisition Documents;

(viii) The following shall be accurate in all material respects (or, if qualified by materiality, in all respects) with respect to IOS and each IOS Guarantor (a) the Specified Merger Agreement Representations and (b) the Specified Representations;

(ix) Projected consolidated financial statements of the Company and its Subsidiaries consisting of consolidated balance sheets, statements of operations and cash flows, from the fiscal year ending December 31, 2015 through the fiscal year ending December 31, 2019, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(x) A duly completed Compliance Certificate as of the Closing Date, signed by a Senior Officer of the Company;

(xi) Evidence that the Existing Credit Agreement shall have been amended and restated and all outstanding obligations thereunder shall be deemed to be Obligations hereunder, and such Obligations shall be allocated to each Lender on the Closing Date in accordance with such Lender’s Ratable Share; and the Administrative Agent shall have paid all outstanding amounts owed to any lender under the Existing Credit Agreement who is not a Lender under this Agreement;

(xii) Satisfactory completion of third-party due diligence, including all environmental due diligence, initiated by the Borrowers as it relates to the transactions contemplated hereby;

(xiii) Receipt of a certified copy of the duly executed Merger Agreement and any related acquisition or merger documents (together with the Merger Agreement, the “Acquisition Documents”) reasonably acceptable to the Administrative Agent and its counsel (including all amendments, supplements, schedules and exhibits thereto), and such Acquisition Documents shall be in full force and effect; and the IOS Transaction shall be consummated pursuant to such Acquisition Documents substantially concurrently with the making of the initial Loans hereunder without giving effect to any amendments, consents or waivers by the Loan Parties;

(xiv) Receipt of IOS’s Quality of Earnings report, in form and substance satisfactory to the Administrative Agent;

(xv) Satisfactory review of the amount and nature of all tax, ERISA, employee retirement benefit and all other contingent liabilities to which the Loan Parties may be subject; and

(xvi) Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request, including all information required under applicable “Know-Your-Customer” and anti-money laundering rules and regulations, including the U.S. PATRIOT Act.

7.1.2 Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) all representations, warranties of the Loan Parties shall then be true and correct (or to the extent that such representation and warranties refer to an earlier date, as of such earlier date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.

8. COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1 Affirmative Covenants.

8.1.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company (or foreign equivalent) and its license or qualification and good standing (or foreign equivalent) in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Merger, Consolidation, and Acquisition of Assets].

8.1.2 Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable (subject, where applicable, to specified grace periods and, in the case of trade payables, to normal payment practices) except where such failure could not reasonably be expected to result in a Material Adverse Change or where such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made. Each Loan Party shall, and shall cause each of its Subsidiaries to duly pay and discharge, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

8.1.3 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by companies of established repute engaged in the same or similar businesses, owning similar properties and located in the same general areas as the Company and its Subsidiaries.

8.1.4 Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar product line, character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5 Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent and, in the case that an Event of Default has occurred and is continuing, any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

8.1.6 Keeping of Records and Books of Account. The Borrowers shall, and shall cause each Subsidiary of each Borrower to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7 Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.7 [Use of Proceeds] and as permitted by applicable Law.

8.1.8 Anti-Terrorism Laws; International Trade Law Compliance. (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, and (e) the Borrower shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

8.1.9 Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.9, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.9 shall remain in full force and effect until Payment In Full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 8.1.9 constitute, and this Section 8.1.9 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II)) of the CEA.

8.1.10 Joinder of IOS Guarantors; Post-IOS Transaction Deliveries. Within fifteen (15) days of the consummation of the IOS Transaction (such post-consummation fifteen-day period being referred to herein as the “Due Authorization Limitation Provision”) the Loan Parties shall (A) cause each IOS Guarantor to execute a Guarantor Joinder and join this Agreement and the other Loan Documents pursuant to Section 12.15 [Joinder of Borrowers and Guarantors] and otherwise comply with Section 12.15 [Joinder of Borrowers and Guarantors], and (B) cause IOS to deliver, as reasonably requested by the Administrative Agent, certain documents or closing deliveries described in Section 7.1 [First Loans and Letters of Credit], modified as appropriate to relate to IOS as a Loan Party after consummation of the IOS Transaction, including any updated disclosure schedules to the Loan Documents, as applicable.

8.2 Negative Covenants.

8.2.1 Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals or replacement financing thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);

(iii) Indebtedness incurred with respect to Purchase Money Security Interests, capitalized leases and other Indebtedness; provided that the aggregate amount of all such Indebtedness shall not exceed $30,000,000 in the aggregate at any one time outstanding;

(iv) Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;

(v) Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) Lender Provided Commodity Hedge, (iv) other Interest Rate Hedge, approved by the Administrative Agent or (v) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge or another Interest Rate Hedge only for hedging (rather than speculative) purposes; and

(vi) Other Indebtedness denominated in a foreign currency that is not an Optional Currency or Indebtedness in a foreign currency incurred by the Borrowers in the event the Lenders decline to make an Optional Currency Loan pursuant to Section 2.1.3 [Optional Currency Sublimit] hereof (collectively, the “Other Foreign Currency Indebtedness”), provided that all such Other Foreign Currency Indebtedness shall not exceed the Optional Currency Loan Sublimit minus the aggregate amount of the Optional Currency Loans outstanding at any one time.

8.2.2 Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to (a) at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens; or (b) enter into or suffer to exist any agreement with any Person which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired (including, without limitation Equipment, Investment Property and Real Property), other than (i) such agreements in favor of the Administrative Agent or the Lenders, and (ii) capital leases and purchase money financing agreements which restrict Liens on the tangible personal property financed by such agreements, and other financing agreements entered into as permitted under Section 8.2.1(iii) which restrict Liens on assets, provided that such restrictions on Liens relating to assets located in the United States shall be limited to fixed assets; provided further that all assets subject to the restrictions in this Section 8.2.2(ii) shall have a fair market value of not more than $25,000,000 in the aggregate (which amount excludes the value of any assets subject to Liens relating to Other Foreign Currency Indebtedness financings permitted pursuant to Section 8.2.1(vi) [Indebtedness]).

8.2.3 Guaranties. Except as set forth on Schedule 8.2.3 or as otherwise permitted under this Agreement, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability in excess of $5,000,000 in the aggregate of all other Persons, except for Guaranties of Indebtedness of the Loan Parties and their Subsidiaries permitted hereunder; provided that any Loan Party may provide performance guaranties to third parties in the ordinary course of business with respect to contractual obligations of another Loan Party.

8.2.4 Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) loans and investments existing on the Closing Date as set forth on Schedule 8.2.4;

(ii) trade credit extended on usual and customary terms in the ordinary course of business;

(iii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iv) Permitted Investments and Permitted Acquisitions;

(v) loans, advances and investments in Domestic Loan Parties;

(vi) loans, advances and investments by Foreign Loan Parties or Subsidiaries which are not Loan Parties in other Foreign Loan Parties or Subsidiaries which are not Loan Parties;

(vii) investments not in excess of $1,000,000 at any one time in the stock of Customers in settlement of accounts receivable and related obligations which are delinquent or in default by such Customers;

(viii) equity investments in other corporations not in excess of ten percent (10%) of the aggregate ownership interests of any such corporation, provided that prior to and after giving effect to any such investment the aggregate amount of all such investments then existing (excluding the investments set forth on Schedule 8.2.4) plus the amount of all investments in Joint Ventures permitted under Section 8.2.9(b) do not exceed $10,000,000 in the aggregate at any one time; and

(ix) (A) other loans and advances (which are not otherwise permitted in this Section 8.2.4) made to Persons which are not Loan Parties, and (B) other loans, advances and investments by Domestic Loan Parties (1) in Subsidiaries which are not Loan Parties, and (2) in Foreign Loan Parties, provided that the aggregate amount of such loans, advances and investments (after giving effect to any repayment of a loan or return of capital on investments) then existing (excluding the loans, advances and investments set forth on Schedule 8.2.4) shall not exceed $75,000,000 in the aggregate at any one time.

Notwithstanding the foregoing, the dollar limitations set forth in subsections (vii) and (viii) above shall not apply at such time as there are no Loans outstanding under this Agreement; provided that the amount of investments in excess of the dollar limitations set forth in such subsections, combined with the amounts in excess of the dollar limitations set forth in Section 8.2.5 [Dividends and Related Distributions] and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], shall not in the aggregate exceed $75,000,000.

8.2.5 Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower except that (a) the Borrowers shall be permitted to pay dividends and distributions to other Borrowers, and (b) the Company shall be permitted to pay dividends and distributions and make redemptions with respect to its stock so long as prior to and after giving effect to such dividend, distribution or redemption (and treating such dividend, distribution or redemption as having occurred at the beginning of the fiscal period in which it is made): (i) no Event of Default or Potential Default shall have occurred, and (ii) the aggregate amount of dividends, distributions and redemptions does not exceed $25,000,000 in any fiscal year of the Company. Notwithstanding the foregoing, the dollar limitation set forth above shall not apply at such times as there are no Loans outstanding under this Agreement prior to or after giving effect to such dividend or distribution; provided that the amounts of dividends, distributions and redemptions in excess of such dollar limitation, combined with the amounts in excess of the dollar limitations set forth in Section 8.2.4 [Loans and Investments] and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], shall not in the aggregate exceed $75,000,000.

8.2.6 Merger, Consolidation, and Acquisition of Assets. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or substantially all of the assets, division, business, stock or other ownership interests of any Person or permit any other Person to consolidate with or merge with it; provided however, (x) the Loan Parties and their Subsidiaries may purchase or acquire assets or stock as permitted under Section 8.2.4(viii) and (y) the Loan Parties may purchase or acquire the assets or stock of any Person (a “Permitted Acquisition”) if all of the following requirements are met in connection with such acquisition:

(a) if a Loan Party is acquiring the ownership interests in such Person, then such Person, subject to the provisions of Section 12.15 [Joinder of Borrowers and Guarantors, etc.] hereof, shall join this Agreement as a Borrower or become a Guarantor for the Obligations as determined by the Administrative Agent;

(b) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition;

(c) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as or related to (in a commercially reasonable manner) one or more line or lines of business conducted by the Borrowers;

(d) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(e) prior to and after giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs), the Borrowers shall have the ability to borrow an additional $30,000,000 under this Agreement (calculated after taking into account the Loans incurred in connection with such Permitted Acquisition), and

(f) with respect to each Permitted Acquisition for which the aggregate consideration exceeds $15,000,000.00, the Company shall deliver at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 (each, an “Acquisition Compliance Certificate”).

8.2.7 Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale or lease of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required or useful in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

(iv) any sale, transfer, lease or other disposition of ownership interest or assets not in excess of $25,000,000 in any fiscal year of the Company (“Annual Distribution Basket”); provided however, that the Carryover Amount (as hereinafter defined), calculated at the end of each such fiscal year, shall be carried forward to the next succeeding fiscal year. The “Carryover Amount” shall mean, for each fiscal year, the sum of (A) the Annual Distribution Basket for the current fiscal year, plus (B) the amount carried forward from the immediately preceding fiscal year, less (C) any sale, transfer, lease or other disposition incurred under this clause (iv) in the current fiscal year; provided however, that the Carryover Amount shall in no event exceed $15,000,000 in any fiscal year;

(v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, which is approved by the Required Lenders.

8.2.8 Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate (other than a Borrower), except transactions in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

8.2.9 Subsidiaries, Partnerships and Joint Ventures. Except as set forth on Schedule 8.2.9, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

(a) own or create directly or indirectly any Subsidiaries unless such Subsidiary takes all action required under Section 12.15 [Joinder of Borrowers and Guarantors; Release of Foreign Borrowers] hereof, if any, to join this Agreement as a Borrower or Guarantor pursuant to the requirements set forth in Article 11 [Guaranty] hereof, and the Loan Parties deliver to the Administrative Agent all documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate; and

(b) enter into any Joint Venture or similar arrangement; provided that the Loan Parties may enter into a Joint Venture so long as the amount of loans, investments or contributions made by the Loan Parties therein (excluding loans, investments or contributions set forth on Schedule 8.2.9) plus the amount of all equity investments permitted under Section 8.2.4(viii) do not exceed $10,000,000 in the aggregate at any one time.

Notwithstanding the foregoing, (i) the dollar limitation set forth in subsections 8.2.9(b) above shall not apply at such time as there are no Loans outstanding under this Agreement, provided that the amounts loaned, invested or contributed by the Loan Parties in excess of such dollar limitation, combined with the amounts in excess of the dollar limitations set forth in Section 8.2.4 [Loans and Investments] and Section 8.2.5 [Dividends and Related Distributions], shall not in the aggregate exceed $75,000,000, and (ii) Coal Train Holdings shall not be required to join this Agreement as a Borrower nor provide the documents referenced above so long as the Borrowers do not contribute in the aggregate more than $1,000,000 to Coal Train Holdings.

8.2.10 Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, substantially change the nature of the business in which it is presently engaged (or businesses reasonably related thereto), nor except as specifically permitted hereby (including Section 8.2.6 [Merger, Consolidation, and Acquisition of Assets]) purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business or assets or property which are to be used in its business as presently conducted or businesses reasonably related thereto.

8.2.11 Fiscal Year. Each of the Borrowers shall not, and shall not permit any Subsidiary of such Borrower to, change its fiscal year from calendar year or make any significant change (a) in accounting treatment and reporting practices except as required or permitted by GAAP or (b) in tax reporting treatment except as required by law.

8.2.12 Changes in Organizational Documents. Each of the Loan Parties shall not amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

8.2.13 Maximum Leverage Ratio. The Loan Parties shall not at any time permit the Leverage Ratio of the Company and its Subsidiaries, calculated at the end of each fiscal quarter of the Company for the four fiscal quarters then ending, to exceed 3.25 to 1.00.

8.2.14 Minimum Interest Coverage Ratio. The Loan Parties shall not permit the Interest Coverage Ratio of the Company and its Subsidiaries to be less than 3.00 to 1.00.

8.3 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, a copy of the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission and the financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief or Deputy Chief Financial Officer, Treasurer or Assistant Treasurer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission and the financial statements of the Company and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

8.3.3 Certificate of the Company. Concurrently with (i) the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements], commencing with the fiscal quarter ending March 31, 2015 and for all fiscal quarters ending thereafter, and (ii) the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Section 8.3.2 [Annual Financial Statements], commencing with the fiscal year ending December 31, 2015 and for all fiscal years ending thereafter, in each case of clause (i) and (ii) above, a certificate (each a “Compliance Certificate”) of the Company signed by a Senior Officer of the Company in the form of Exhibit 8.3.3.

8.3.4 Notices.

8.3.4.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of $10,000,000 or which would reasonably be expected to constitute a Material Adverse Change.

8.3.4.3 Organizational Documents. Within the time limits set forth in Section 8.2.12 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.

8.3.4.4 Erroneous Financial Information. Immediately in the event that the Company or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

8.3.4.5 ERISA Event. Immediately upon the occurrence of any ERISA Event.

8.3.4.6 Environmental Matters. Promptly after any officer of any Loan Party has learned of an environmental matter which would constitute a Material Adverse Change and the action which such Loan Party proposes to take with respect thereto.

8.3.4.7 Registration Statements. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any report which the Company shall have filed with the Securities and Exchange Commission.

8.3.4.8 Other Reports. Promptly upon their becoming available to the Borrowers:

(i) Annual Budget. The annual budget and any forecasts or projections of the Company, to be supplied not later than January 31st of each year to which any of the foregoing may be applicable,

(ii) Management Letters. Any reports including management letters submitted to the Company by independent accountants in connection with any annual, interim or special audit, and

(iii) Acquisition Documents. Notice of any claims made or defaults under the Merger Agreement or any of the Acquisition Documents, in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.

(iv) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

9. DEFAULT

9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1 Payments Under Loan Documents. The Borrowers shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation on the date on which such principal becomes due in accordance with the terms hereof or thereof, or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such interest or other amount becomes due in accordance with the terms hereof or thereof and such default shall continue unremedied for a period of three (3) days after such default;

9.1.2 Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3 Anti-Terrorism Laws. Any representation or warranty contained in Section 6.1.17 [Anti-Terrorism Laws] is or becomes false or misleading at any time;

9.1.4 Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], Section 8.1.8 [Anti-Terrorism Laws; International Trade Law Compliance] or Section 8.2 [Negative Covenants];

9.1.5 Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days;

9.1.6 Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $10,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.7 Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.8 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.9 Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000 or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;

9.1.10 Change of Control. (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 25% or more of the voting capital stock of the Company; (ii) the Company shall cease to own, directly or indirectly, all of the ownership interests of each Borrower except for such reduction in interest as permitted in Section 8.2.7(iv) [Dispositions of Assets or Subsidiaries] hereof; or (iii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company; provided however, that persons who replace directors of the Company who cease to be directors as a result of death, disability or personal reasons unrelated to the business of the Company shall be deemed to have been directors of the Company at all times during the relevant twelve (12) month period.

9.1.11 Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

9.2 Consequences of Event of Default.

9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.10 [Change of Control] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) terminate any Letter of Credit that may be terminated in accordance with its terms and/or require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon and any Unpaid Drawings, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Borrowers shall immediately deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.3 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent, the Issuing Lender or any other Lender shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and

(vi) Last, the balance, if any, to the Loan Parties or as required by Law.

(vii) Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.

10. THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6 [Resignation of Administrative Agent]. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 12.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lenders, Co-Syndication Agents, Arrangers or other parties listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9 Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrowers and Administrative Agent, as amended from time to time.

10.10 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11. GUARANTY

11.1 Guaranty by the Domestic Loan Parties. The Domestic Loan Parties hereby irrevocably and unconditionally guarantee, for the benefit of the Lenders, all of the following (collectively, the “Domestic Guaranteed Obligations”): (a) the principal of and interest on the Notes issued by, and the Loans made to, and the other Obligations of, the Domestic Borrowers and the Foreign Borrowers under this Agreement, and (b) all reimbursement obligations and Unpaid Drawings with respect to all Letters of Credit issued under this Agreement, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Upon failure by any Domestic Borrower or Foreign Borrower to pay punctually any of the Domestic Guaranteed Obligations, the Domestic Loan Parties shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

11.2 Guaranty by the Foreign Loan Parties. The Foreign Loan Parties hereby irrevocably and unconditionally guarantee, for the benefit of the Lenders, all of the following (collectively, the “Foreign Guaranteed Obligations”): (a) the principal of and interest on the Notes issued by, and the Loans made to, and the other Obligations of, the Foreign Borrowers under this Agreement, and (b) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of any Foreign Borrower or any Foreign Subsidiary under this Agreement, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Upon failure by any Foreign Borrower to pay punctually any of the Foreign Guaranteed Obligations, the Foreign Loan Parties shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument. The Domestic Guaranteed Obligations and the Foreign Guaranteed Obligations shall collectively be referred to herein as the “Guaranteed Obligations”.

11.3 Additional Undertaking. As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees, for the benefit of the Lenders that, should any amounts not be recoverable from the Company or the other Loan Parties under Article 11 [Guaranty] for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Company as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Lenders, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

11.4 Guaranty Unconditional. The obligations of the Company, the Domestic Loan Parties and Foreign Loan Parties under this Article 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

11.4.1 any extension, renewal, settlement, compromise, waiver or release in respect to any Guaranteed Obligation under any agreement or instrument, by operation of law or otherwise;

11.4.2 any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Guaranteed Obligation;

11.4.3 any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation under any agreement or instrument evidencing or relating to any Guaranteed Obligation;

11.4.4 any change in the corporate or limited liability company existence, structure or ownership of the Company, any Loan Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, any Loan Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of the Company, any Loan Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any Guaranteed Obligation;

11.4.5 the existence of any claim, set-off or other rights which any Loan Party may have at any time against any other Loan Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;

11.4.6 any invalidity or unenforceability relating to or against any Loan Party for any reason of any agreement or instrument evidencing or relating to any Guaranteed Obligation, or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party of any of the Guaranteed Obligation; or

11.4.7 any other act or omission of any kind by any Loan Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of the Loan Parties’ obligations under this Section other than the irrevocable Payment In Full of all Guaranteed Obligations and the termination of the Commitments hereunder.

11.5 Loan Parties’ Obligations to Remain in Effect; Restoration. The obligations of the Domestic Loan Parties and Foreign Loan Parties under this Section shall remain in full force and effect until the indefeasible Payment In Full of all of the Obligations and the termination of the Commitments hereunder, and the principal of and interest on the Notes and other Guaranteed Obligations, and all other amounts payable by the Company, any other Loan Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Loan Party, the obligations of the Domestic Loan Parties and Foreign Loan Parties under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

11.6 Waiver of Acceptance, etc. The Loan Parties irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Loan Party or any other Person, or against any collateral or guaranty of any other Person.

11.7 Subrogation. Until Payment In Full, the Loan Parties shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Loan Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Loan Party in respect thereof.

11.8 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Loan Party under any Guaranteed Obligation is stayed upon insolvency, bankruptcy or reorganization of such Loan Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any Guaranteed Obligation shall nonetheless be payable by the Loan Party under this Section forthwith on demand by the Administrative Agent.

12. MISCELLANEOUS

12.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Company, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

12.1.1 Increase of Commitment. Subject to Section 12.16 [Increase in Commitments], increase the amount of the Commitments of any Lender hereunder without the consent of such Lender;

12.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

12.1.3 Release of Guarantor. Release any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

12.1.4 Miscellaneous. Amend the definition of “Optional Currency” or Section 2.9.5 [Requests for Additional Optional Currencies], Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions, Etc.] or Section 5.3 [Sharing of Payments by Lenders] or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Swing Loan Lender or the Issuing Lender may be made without the written consent of such Administrative Agent, Swing Loan Lender or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1.1 through 12.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

12.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

12.3 Expenses; Indemnity; Damage Waiver.

12.3.1 Costs and Expenses. The Borrowers shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

12.3.2 Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrowers under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding the foregoing, a Foreign Borrower shall only be required to indemnify any Indemnitee pursuant to this Section to the extent that any such losses, liabilities, claims, penalties, damages or expenses have been caused by such Foreign Borrower or are otherwise directly related or attributable to such Foreign Borrower.

12.3.3 Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 12.3.1 [Costs and Expenses] or 12.3.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

12.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3.2 [Indemnification by the Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

12.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

12.5 Notices; Effectiveness; Electronic Communication.

12.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.5.2 [Electronic Communications], shall be effective as provided in such Section.

12.5.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

12.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

12.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 5 [Payments] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

12.8 Successors and Assigns.

12.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 12.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b) in any case not described in clause (i)(a) of this Section 12.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(a) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(b) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8.4 [Participations].

12.8.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1.1 [Increase of Commitment], 12.1.2 [Extension of Payment, Etc.], or 12.1.3 [Release of Guarantor] that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Euro-Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 12.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.8.5 Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 12.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.7 [Status of Lenders] as though it were a Lender.

12.8.6 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.9 Confidentiality.

12.9.1 General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.9.2 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 12.9.1 [General].

12.10 Counterparts; Integration; Effectiveness.

12.10.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Article 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

12.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.

12.11.2 SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

12.11.3 WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 12.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

12.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

12.13 Borrower Agent. Each of the Borrowers hereby irrevocably appoints the Company as its agent (the “Borrower Agent”) for purposes of requesting, continuing and converting Loans (including all elections of interest rates and currencies), for delivering notices as to prepayments and commitment reductions and for providing consents pursuant to Sections 12.8.2(i) and 12.8.2(iii) [Assignments by Lenders]. The Administrative Agent shall be entitled to rely in such matters on all communications delivered by the Borrower Agent as being delivered on behalf of all Borrowers.

12.14 Foreign Loan Parties. Notwithstanding anything in this Agreement or any of the Loan Documents to the contrary, the parties intend that this Agreement shall in all circumstances be interpreted to provide and by virtue of the operation of this Section 12.14, this Agreement does hereby provide that each Foreign Loan Party is liable only for Loans made to the Foreign Borrowers, interest on such Loans, each Foreign Borrower’s reimbursement obligations with respect to any Letter of Credit issued for its account and for the account of its Subsidiaries and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements, indemnities and charges hereunder and under any other Loan Document that are attributable, or attributed as a ratable share, to it. Nothing in this Agreement or in any other Loan Document or in this Section 12.14 (including, but not limited to provisions which purport to impose joint and several liability on one or more Foreign Borrowers) shall be deemed or operate to cause any Foreign Loan Party to guaranty or assume liability with respect to a Revolving Credit Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor. Nothing in this Section 12.14 is intended to limit, nor shall it be deemed to limit, any of the liability of the Company or any other Domestic Loan Party for any of the Obligations, whether in its primary capacity as a Borrower, as a Guarantor, at law or otherwise. Subject to the limitation of liability of Foreign Loan Parties as expressly set forth in this Section 12.14, all Obligations of the Borrowers and Guarantors are joint and several.

12.15 Joinder of Borrowers and Guarantors; Release of Foreign Borrowers.

12.15.1 Joinder of Borrowers and Guarantors. Each domestic operating Subsidiary of the Company that is acquired, formed or in existence after the Closing Date, shall be required to become a Borrower or a Guarantor hereunder. Each Subsidiary of a Foreign Borrower that is acquired, formed or in existence after the Closing Date shall, at the election of the Loan Parties, either (A) join this Agreement as a Loan Party or (B) the investment in such Subsidiary of a Foreign Borrower shall be subject to the limitation on investments set forth in Section 8.2.4(viii) [Loans and Investments] hereof. Each Subsidiary of a Foreign Borrower that joins this Agreement as a Loan Party pursuant to clause (A) above shall be required to guarantee the Foreign Guaranteed Obligations as provided in Article 11 of this Agreement; provided that no Foreign Loan Party shall have any liability with respect to a Revolving Credit Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor. Each Subsidiary required or electing to join this Agreement as a Borrower or Guarantor shall execute and deliver to the Administrative Agent within thirty (30) days (unless such time period is extended in writing by the Administrative Agent) after the date of organization or acquisition of (or in the case of a Foreign Borrower, election by) such Subsidiary (i) a Borrower Joinder or a Guarantor Joinder, as applicable, pursuant to which it shall, after acceptance of such Borrower Joinder or Guarantor Joinder by the Administrative Agent, join this Agreement as a Domestic Borrower, Foreign Borrower, Domestic Guarantor or a Foreign Guarantor, as applicable, and join each of the other Loan Documents to which the Domestic Borrower, Foreign Borrower, Domestic Guarantor or a Foreign Guarantor, as applicable, are parties, and (ii) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] (or foreign jurisdictional equivalents, if any), modified as appropriate to relate to such Subsidiary. The Loan Parties and any Borrower and/or Guarantor joining this Agreement shall also (x) deliver to the Administrative Agent such amendments or other modifications to the Loan Documents, fully executed by the appropriate parties thereto, that the Administrative Agent deems necessary or appropriate in connection with the addition of such Borrower and/or Guarantor and (y) provide to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders. Notwithstanding the foregoing, no Foreign Borrower or Foreign Guarantor may be joined pursuant to this Section 12.15.1 if its inclusion as a Borrower or a Guarantor, as applicable, under the Loan Documents would result in any adverse tax or other legal consequences for the Lenders, as reasonably determined by the Administrative Agent. Joinder of each new Borrower or Guarantor pursuant to this Section 12.15.1 shall be subject to compliance with all the other terms and conditions set forth in this Agreement and the other Loan Documents, including without limitation Section 8.1.7 [Compliance with Laws; Use of Proceeds] and Section 5.9 [Taxes].

12.16 Increase in Commitments.

12.16.1 Increasing Lenders and New Lenders. The Borrowers may at any time, but not more than two (2) times prior to the Expiration Date request an increase in the Revolving Credit Commitments (the “Incremental Commitments”) from the existing Lenders (each an “Increasing Lender”) and/or one or more new lenders who will join this Agreement and become Lenders in connection therewith (each a “New Lender”), subject to the following:

(a) No Obligation to Increase. No current Lender shall be obligated to provide an Incremental Commitment, and any Incremental Commitment by any current Lender shall be in the sole discretion of such current Lender;

(b) Defaults. There shall exist no Event of Default or, unless consented to by the Required Lenders, Potential Default on the date of such request and/or the effective date of such increase, either before or after giving effect to such increase;

(c) Aggregate Revolving Credit Commitments. After giving effect to each such increase, the aggregate amount of the Incremental Commitments shall not exceed $100,000,000, and the total Commitments shall not exceed $435,000,000;

(d) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries (or foreign jurisdiction equivalent) with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) opinions of domestic and foreign counsel (as applicable) in form satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties;

(e) Notes. The Borrowers shall execute and deliver (1) to each Increasing Lender that shall so request a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment; provided that such replacement Note shall not be intended to constitute and shall not constitute a novation or satisfaction of the obligations represented by the prior Note.

(f) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and the Company (which approval shall not be unreasonably withheld) and shall not be (1) a Borrower or any of the Borrowers’ Subsidiaries or Affiliates or (2) a natural person. The Commitment of any New Lender shall not be less than $10,000,000.

(g) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(h) New Lenders—Joinder. Each New Lender shall execute a Lender Joinder in substantially the form of Exhibit 1.1(L) pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount(s) set forth in such Lender Joinder.

(ii) Treatment of Outstanding Loans and Letters of Credit.

(a) Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of such increase, at the request of the Administrative Agent, the Borrowers shall repay all Revolving Credit Loans then outstanding, subject to the Loan Parties’ indemnity obligations under Section 5.10 [Indemnity]; provided that they may borrow new Revolving Credit Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 12.16.

(b) Outstanding Letters of Credit. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

12.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (solely for purposes of this Section, the Lenders and their Affiliates shall collectively be referred to as the “Banks”), on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Bank has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Banks may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Bank has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

12.18 No Novation. THIS AGREEMENT REPLACES THE EXISTING CREDIT AGREEMENT. THIS AGREEMENT IS NOT INTENDED TO CONSTITUTE, AND DOES NOT CONSTITUTE, A NOVATION OR SATISFACTION OF THE OBLIGATIONS REPRESENTED BY THE EXISTING CREDIT AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written as a document under seal.

BORROWERS:

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:	/s/ Robert P. Bauer	(SEAL)
Name:	Robert P. Bauer
Title:	President & CEO

CXT INCORPORATED, a Delaware corporation

By:	/s/ Robert A. Ness	(SEAL)
Name:	Robert A. Ness
Title:	Secretary

SALIENT SYSTEMS, INC., an Ohio corporation

By:	/s/ Robert A. Ness	(SEAL)
Name:	Robert A. Ness
Title:	Treasurer

L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation

By:	/s/ Robert A. Ness	(SEAL)
Name:	Robert A. Ness
Title:	Treasurer

[SIGNATURE PAGE 2 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD.,
a corporation incorporated under the laws of Canada

By:	/s/ Deborah J. Foster	(SEAL)
Name:	Deborah J. Foster
Title:	Secretary

L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada

By:	/s/ Deborah J. Foster	(SEAL)
Name:	Deborah J. Foster
Title:	Secretary

[SIGNATURE PAGE 3 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

L.B. FOSTER BALL WINCH, INC., a Texas corporation

By:	/s/ Kevin A. Van Asdalan	(SEAL)
Name:	Kevin A. Van Asdalan
Title:	Treasurer

CHEMTEC ENERGY SERVICES, L.L.C., a Texas limited liability company

By:	/s/ David J. Russo	(SEAL)
Name:	David J. Russo
Title:	VP & Treasurer

L.B. FOSTER RAVEN MERGER COMPANY, a Delaware corporation

By:	/s/ Robert P. Bauer	(SEAL)
Name:	Robert P. Bauer
Title:	President

[SIGNATURE PAGE 4 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By:	/s/ Allison Fromm
Name:	Allison Fromm
Title:	Vice President

[SIGNATURE PAGE 5 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender and as Co-Syndication Agent

By:	/s/ Andrew Richards
Name:	Andrew Richards
Title:	SVP

[SIGNATURE PAGE 6 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Co-Syndication Agent

By:	/s/ J. Barrett Donovan
Name:	J. Barrett Donovan
Title:	SVP

[SIGNATURE PAGE 7 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ Victor Notaro
Name:	Victor Notaro
Title:	Senior Vice President

[SIGNATURE PAGE 8 OF 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Robert Searson
Name:	Robert Searson
Title:	Senior Vice President

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Standby Letter of Credit Fee	Commercial Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Euro- Rate Spread
I	Less than 1.00 to 1.00	0.175%	1.00%	0.50%	0.0%	1.00%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	0.200%	1.25%	0.625%	0.25%	1.25%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.225%	1.50%	0.75%	0.50%	1.50%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.250%	1.75%	0.875%	0.75%	1.75%
V	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.275%	2.00%	1.00%	1.00%	2.00%
VI	Greater than or equal to 3.00 to 1.00	0.300%	2.50%	1.125%	1.50%	2.50%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be set on the Closing Date to the fees and spreads associated with “Level IV” pricing and shall remain at such level until the due date of the Compliance Certificate for the fiscal quarter ending March 31, 2015.

(b) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of the Company]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Borrowers or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility], Section 4.3 [Interest After Default] or Article 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Schedule 1.1(A) – Page 2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1—Commitments of Lenders and Addresses for Notices to Lenders

	Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: Address:	PNC Bank, National Association Three PNC - 4th Floor 225 Fifth Avenue Mailstop: P3-P3PP-04-5 Pittsburgh, Pennsylvania 15222-2707
Attention: Telephone: Telecopy:	Allison Fromm (412) 645-9959 (412) 762-4718	$95,000,000.00	28.358208955%
Name: Address:	Bank of America, N.A. 1600 JFK Boulevard, Suite 1100 Philadelphia, Pennsylvania 19103
Attention: Telephone: Telecopy:	Joanne Macchione (268) 675-0338 (866) 361-0422	$82,500,000.00	24.626865672%
Name: Address:	Wells Fargo Bank, N.A. 444 Liberty Avenue, Suite 1400 Pittsburgh, Pennsylvania 15222
Attention: Telephone: Telecopy:	J. Barrett Donovan (412) 454-4603 (412) 454-4609	$82,500,000.00	24.626865672%
Name: Address:	Citizens Bank of Pennsylvania 525 William Penn Place, PW 2625 Pittsburgh, Pennsylvania 15219
Attention: Telephone: Telecopy:	Victor Notaro (412) 867-3981 (412) 867-2223	$50,000,000.00	14.925373134%
Name: Address:	Branch Banking and Trust Company 200 West Second Street Winston-Salem, NC 27101
Attention: Telephone: Telecopy:	Robert Searson (336) 773-2771 (336) 773-2740	$25,000,000.00	7.462686567%

Total		$335,000,000.00	100.000000000%

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrowers and Guarantors:

ADMINISTRATIVE AGENT

PNC Bank, National Association

Three PNC - 4th Floor

225 Fifth Avenue

Mailstop: P3-P3PP-04-5

Pittsburgh, Pennsylvania 15222-2707

Attention: Allison Fromm

Telephone:	(412) 645-9959
Telecopy:	(412)762-4718

With a Copy To:

Agency Services

PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

500 First Avenue

Pittsburgh, Pennsylvania 15219

Attention:	Agency Services
Telephone:	(412) 762-6442
Telecopy:	(412) 762-8672

BORROWERS and GUARANTORS:

All notices to Borrowers and Guarantors should be sent to:

Name:	L.B. Foster Company
Address:	415 Holiday Drive
Pittsburgh, Pennsylvania 15219
Attention:	David Russo
Telephone:	(412) 928-3450
Telecopy:	(412) 928-7981

with copies to:

Schedule 1.1(B) – Page 2

Name:	L.B. Foster Company
Address:	415 Holiday Drive
Pittsburgh, Pennsylvania 15219
Attention:	Patrick Guinee
Telephone:	(412) 928-7829
Telecopy:	(412) 928-7891

and

Name:	L.B. Foster Company
Address:	415 Holiday Drive
Pittsburgh, Pennsylvania 15219
Attention:	Christopher T. Kijowski
Telephone:	(412) 928-3448
Telecopy:	(412) 928-7981

Schedule 1.1(B) – Page 3

Schedule 1.1(P)

Permitted Liens

L.B. FOSTER COMPANY

I.	PENNSYLVANIA

DEPARTMENT OF STATE

A.	UCC Financing Statements

1.	2010010505500 filed 1-5-2010
S.P.:	IBM Credit LLC

Cltrl.:	IBM equipment

2.	2010122304573 filed 12-23-2010
S.P.:	United Rentals (North America) Inc.

Cltrl.:	Scissor 30-35FT IC 4WD and proceeds

3.	2014020603558 filed 2-6-2014
S.P.:	Banc of America Leasing & Capital, LLC

Cltrl.:	2013 Pettibone Super 20 Model 204 Cary Lift w/ Cummings 190 HP Tier III Engine

4.	2014070901473 filed 7-9-2014
S.P.:	Banc of America Leasing & Capital LLC

Cltrl.:	2014 HD HL760 Wheel Loader

5.	201408283532 filed 8-26-2014
S.P.:	MITSUI & CO. (U.S.A.), Inc.

Cltrl.:	Wide Flange Beams

CXT INCORPORATED

I.	DELAWARE

SECRETARY OF STATE

A.	UCC Financing Statements

1.	2011 0579253 filed 2-16-2011
S.P.:	Rockwood Pigments NA, Inc.

Cltrl.:	3 Color Chameleon Container Liquid Color Precast Dosing System with storage tanks, agitators and hose pumps.

SALIENT SYSTEMS, INC.

I.	OHIO

SECRETARY OF STATE

A.	UCC Financing Statements

1.	OH00156017668 filed 2-6-2012
S.P.:	Atlantic Business Credit

Cltrl.:	All equipment under Lease SS1111

Assign.:	Filed 2-11-2013

(Assignee: Atlantic Business Credit, LLC)

Assign.:	Filed 2-11-2013

(Assignee: Atlantic Business Credit, LLC)

IOS/PCI, LLC(1)

I.	LOUISIANA

SECRETARY OF STATE

A.	UCC Financing Statements

1.	LA28-462441
S.P.:	De Lage Landen Financial Services, Inc.

Cltrl.:	Specified equipment

2.	LA28-463820
S.P.:	De Lage Landen Financial Services, Inc.

Cltrl.:	Specified equipment

3.	LA28-465846
S.P.:	De Lage Landen Financial Services, Inc.

Cltrl.:	Specified equipment

4.	LA28-471240
S.P.:	De Lage Landen Financial Services, Inc.

Cltrl.:	Specified equipment

5.	LA28-341516
S.P.:	Caterpillar Financial Services Corporation

Cltrl.:	Specified equipment

(1)	As provided by the Due Authorization Limitation Provision, this entity will join the Credit Agreement as a Guarantor within fifteen days of consummation of the IOS Transaction.

L.B. FOSTER RAIL TECHNOLOGIES (UK) LIMITED

1.	Secured Party: National Westminster Bank

Cltrl:	Substantially all assets

L.B. FOSTER RAIL TECHNOLOGIES, CORP.

I.	British Columbia Personal Property Filing Office

1.	Base Registration No. 624531G filed March 8, 2012

S.P.:	GE VFS Canada Limited Partnership

Cltrl.:	Leased photocopies and proceeds thereof.

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD.

Conventional Hypothec without Delivery

Holder:	LABROSSE DEVELOPMENTS INC. 1455 Sherbrooke Street West Suite 200 Montreal, Québec H3G 1L2

Grantor:	PORTEC RAIL PRODUCTS LTD. 172 Brunswick Blvd. Pointe-Claire, Québec H9R 5P9

Amount:	$129, 478.00

Date of Execution:	August 3, 2009

Registration No.:	09-0482019-0001

Date of Registration:	August 6, 2009

Expiration Date of Registration:	July 31, 2016

Description of Property: (Our translation)	Universality of all movable property, present and future, used directly or indirectly by the Grantor, with respect to the business of the Grantor, including without limitation, all inventory, equipment, accessories, furniture, leasehold improvement of any kind and all indemnities or sums paid pursuant to contract or insurance policy thereto as well as the universality of all claims presently owed or to be owed to the Holder.

Comments:	N/A

Rights of Ownership of the Lessor (Leasing)

Lessor:	ROYNAT INC. Suite 300, 666 Burrard St. Vancouver, BC V6C 2X8

Lessee:	PORTEC, PRODUITS FERROVIAIRES LTEE 350 Industriel Blvd. St-Jean-sur-Richelieu, Québec J3B 4S6

Amount:	Not mentioned

Date of Execution:	July 7, 2010

Registration No.:	10-0447628-0003

Date of Registration:	July 7, 2010

Expiration Date of Registration:	July 7, 2015

Description of Property:	(1) 2010 CHARIOT ELEVATEUR HANGCHA MODELE CPQD25NRW23YC SERIE R25 N/S 100521768 together with all attachments accessories accessions replacements substitutions additions and improvements thereto and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral.

Comments:	Modification to a registered right registered on March 19, 2013 under number 13-0205303-0001 whereby Portec,Produits Ferroviaires Ltee was deleted as Lessee and L.B. Foster Rail Technologies Canada Ltd./L.B. Foster Technologies Ferroviaires Canada Ltée was added as Lessee.

Rights under a Lease

Lessor:	HEWITT ÉQUIPEMENT LIMITÉE 5001 TransCanada Highway Pointe-Claire, Québec H9R 1B8

Lessee:	L.B. FOSTER TECHNOLOGIES FERROVIAIRES CANADA LTÉE 172 Brunswick Blvd. Point-Claire, Québec H9R 5P9

Amount:	Not mentioned

Date of Execution:	December 8, 2014

Registration No.:	14-1145290-0001

Date of Registration:	December 9, 2014

Expiration Date of Registration:	December 8, 2019

Description of Property:	Leasing contract # CL-14139 Description of leased material: Chariot élevateur (CAT) Model # 2P6000 Serial no. # AT13F40430 Other Information: ID: 800175782

Comments:	N/A

Rights under a Lease and Transfer of Rights

Lessor:	MERCEDES-BENZ CANADA INC. 4525 St-Jean Blvd. Dollard-Des-Ormeaux, Québec H9H 2A7

Lessee:	PORTEC, PRODUITS FERROVIAIRES LTEE. 172 Brunswick Blvd. Pointe-Claire, Québec H9R 5P9

Transferee:

LA CORPORATION DE SERVICES FINANCIERS MERCEDES-BENZ CANADA

4525 St-Jean

Dollard-Des-Ormeaux, Québec H9H 2A7

Doing business under the name:

SERVICES FINANCIERS MERCEDES-BENZ

4525 St-Jean

Dollard-Des-Ormeaux, Québec H9H 2A7

Amount:	Not mentioned

Date of Execution:	November 2, 2014

Registration No.:	14-1063123-0013

Date of Registration:	November 13, 2014

Expiration Date of Registration:	November 11, 2015

Description of Property:

Leisure vehicle:

S/N:4JGDA2EBXCA002420

2012 MERCEDES-BENZ ML350BT

Other property:

All attachments, accessories, additions, alterations and replacement parts (whether present or future) to the vehicle described above, together with all cash and non-cash proceeds of the vehicle described above.

Comments:	The transfer concerns all rights.

Rights under a Lease

Lessor:	HEWITT ÉQUIPEMENT LIMITÉE 5001 TransCanada Highway Pointe-Claire Québec H9R 1B8

Lessee:	L.B. FOSTER TECHNOLOGIES FERROVIAIRES CANADA LTÉE 172 Brunswick Blvd. Pointe Claire, Québec H9R 5P9

Amount:	Not mentioned

Date of Execution:	April 7, 2014

Registration No.:	14-0281602-0001

Date of Registration:	April 8, 2014

Expiration Date of Registration:	April 7, 2019

Description of Property:	Leasing contract # CL-14137 Description of leased material: Chariot élévateur ( Caterpillar ) Model # 2CC4000 Serial no. # AT81F90017 Other Information: ID: 800173768

Comments:	N/A

L. B. Foster Company

Letters of Credit

As of February 28, 2015

Schedule 2.8.1

Outstanding Standby Letters of Credit

Beneficiary	Issuer	Issue Date	L/C Number	Amount	Expiration Date	Description
Liberty Mutual	PNC Bank, NA	10/15/2002	S252222	$175,000.00	5/5/2016	Security held for obligation to pay insurance deductibles
Sentry Insurance	PNC Bank, NA	1/21/2004	S263691	$250,000.00	5/5/2016	Security held for obligation to pay insurance deductibles
Total Outstanding Letters of Credit				$425,000.00

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

L. B. FOSTER BALL WINCH, INC.

ARKANSAS

LOUISIANA

OKLAHOMA

PENNSYLVANIA

TEXAS**

*	See attached.
**	State of incorporation.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

L. B. FOSTER RAIL TECHNOLOGIES, INC.

CALIFORNIA

NORTH CAROLINA

PENNSYLVANIA

WEST VIRGINIA**

*	See attached.
**	State of incorporation.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

SALIENT SYSTEMS, INC.

OHIO**

PENNSYLVANIA

*	See attached.
**	State of incorporation.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

CXT INCORPORATED

ALABAMA

ALASKA

ARIZONA

CALIFORNIA

DELAWARE**

FLORIDA

GEORGIA

IDAHO

INDIANA

IOWA

KANSAS

LOUISIANA

MISSISSIPPI

MISSOURI

NEVEDA

NEW JERSEY

NORTH CAROLINA

OHIO

OKLAHOMA

OREGON

PENNSYLVANIA

TENNESSEE

TEXAS

UTAH

VIRGINIA

WASHINGTON

WISCONSIN

WEST VIRGINIA

*	See attached.
**	State of incorporation.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

L.B. FOSTER COMPANY

ALABAMA

ALASKA

ARIZONA

ARKANSAS

CALIFORNIA

COLORADO

DELAWARE

FLORIDA

GEORGIA

HAWAII

IDAHO

ILLINOIS

INDIANA

IOWA

KANSAS

KENTUCKY

LOUISIANA

MICHIGAN

MINNESOTA

MISSOURI

MONTANA

NEBRASKA

NEW HAMPSHIRE

NEW JERSEY

NEW MEXICO

NEW YORK

NORTH CAROLINA

NORTH DAKOTA

OHIO

OKLAHOMA

PENNSYLVANIA**

RHODE ISLAND

SOUTH CAROLINA

TENNESSEE

TEXAS

UTAH

VERMONT

VIRGINIA

WASHINGTON

WEST VIRGINIA

*	See attached.
**	State of incorporation.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

L.B. FOSTER RAIL TECHNOLOGIES, CORP.

BRITISH COLUMBIA

INDUSTRY CANADA

*	See attached.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD.

INDUSTRY CANADA

QUEBEC

*	See attached.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES**

L. B. FOSTER RAVEN MERGER COMPANY

DELAWARE**

**	See attached also State of incorporation.

SCHEDULE 6.1.1

GOOD STANDING CERTIFICATES*

CHEMTEC ENERGY SERVICES, LLC

NORTH DAKOTA

TEXAS**

*	See attached.
**	State of incorporation.

L. B. Foster Company

Subsidiaries

Schedule 6.1.2

Entity Name	Jurisdiction of Organization	Equity Interest
CXT Incorporated	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company
L. B. Foster Ball Winch, Inc.	Texas, USA	100% of shares of common stock owned by L. B. Foster Company
L. B. Foster Rail Technologies, Inc.	West Virginia, USA	100% of shares of common stock owned by L. B. Foster Company
Chemtec Energy Services, LLC	Texas, USA	100% of shares of common stock owned by L. B. Foster Company
Salient Systems, Inc.	Ohio, USA	100% of shares of common stock owned by L. B. Foster Rail Technologies, Inc.
L. B. Foster Raven Merger Company [1]	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company
IOS Holdings, Inc. [1]	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company
IOS Acquisitions, Inc. [2]	Delaware, USA	100% of shares of common stock owned by IOS Holdings, Inc.
James Clark Inspections, Inc. [2]	Texas, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.
IOS / PCI, LLC [2]	Louisiana, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.
Castronics, LLC [2]	Delaware, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.
Mike’s Pipe Inspection, Inc. [2]	Kansas, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.
OTI Operating, Inc. [2]	Oklahoma, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.
Coal Train Holdings, Inc.	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company
L. B. Foster International Holdings Company	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company
L. B. Foster Latin America Holdings Company	Delaware, USA	100% of shares of common stock owned by L. B. Foster International Holdings Company
L. B. Foster India Holdings Company	Delaware, USA	100% of shares of common stock owned by L. B. Foster International Holdings Company
L. B. Foster UK Ltd.	United Kingdom	100% of shares of common stock owned by L. B. Foster International Holdings Company
L. B. Foster Produtos Ferroviarios do Brasil Ltda.	Brazil	99.9999% of shares of common stock owned by L. B. Foster International Holdings Company; .0001% of shares of common stock owned by L. B. Foster Latin America Holdings Company
Portec Rail Nova Scotia Company	Nova Scotia, Canada	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.
L. B. Foster Rail Technologies Canada Ltd.	Quebec, Canada	100% of shares of common stock owned by Portec Rail Nova Scotia Company
L. B. Foster Rail Technologies Corp.	British Columbia, Canada	100% of shares of common stock owned by L. B. Foster Rail Technologies Canada Ltd.
L. B. Foster Rail Technologies (UK) Limited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies, Inc.
Coronet Rail Limited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.
L. B. Foster Kelsan Technologies (Europe) Unlimited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies Corp.
L. B. Foster GmbH	Germany	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.
TEW Holdings (2012) Limited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.
TEW Holdings (2008) Limited	United Kingdom	100% of shares of common stock owned by TEW Holdings (2012) Limited
TEW Engineering Limited	United Kingdom	100% of shares of common stock owned by TEW Holdings (2008) Limited
Caliba Limited (Dormant)	United Kingdom	100% of shares of common stock owned by TEW Engineering Limited
TEW Control and Display Systems Limited (Dormant)	United Kingdom	100% of shares of common stock owned by TEW Engineering Limited
Netpractise Limited	United Kingdom	100% of shares of common stock owned by TEW Engineering Limited

[1]	L. B. Foster Raven Merger Company to enter Credit Agreement as Guarantor upon closing, and will immediately be merged with and into IOS Holdings, Inc. IOS Holdings, Inc. will be the surviving entity and, by virtue of the merger, assume L. B. Foster Raven Merger Company’s obligations as Guarantor under the Credit Agreement
[2]	As provided by Due Authorization Limitation Provision, entity will enter the Credit Agreement as Guarantor within 15 days of the consummation of the IOS Transaction

Schedule 6.1.5

Litigation

As described in the L. B. Foster Company (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2014, the Company, its subsidiary, CXT Incorporated (“CXT”), and Union Pacific Railroad (“UPRR”) are parties to that certain 2005 supply agreement, as amended, providing for the manufacture and sale of concrete railroad ties by the Company and CXT to UPRR. In 2011, UPRR notified the Company and CXT that a significant percentage of concrete ties manufactured at the Company’s Grand Island, Nebraska facility failed to meet contract specifications, had workmanship defects, and were cracking and failing prematurely. Through 2014, the parties worked together to identify and replace defective ties with warranty ties; however, the parties failed to agree on the amount of ties eligible for warranty replacement.

On January 23, 2015, UPRR filed a Complaint and Demand for Jury Trial in the District Court for Douglas County, Nebraska against the Company and CXT, asserting among other matters that the Company breached its express warranty, breached an implied covenant of good faith and fair dealing, anticipatorily repudiated its warranty obligations, and that UPRR’s exclusive and limited remedy provisions in the supply agreement have failed of their essential purpose which entitles UPRR to recover all incidental and consequential damages. The complaint seeks to cancel all duties of UPRR under the contracts, to adjudge the Company as having no remaining rights under the contracts, and to recover damages in an amount to be determined at trial for the value of unfulfilled warranty replacement ties and ties likely to become warranty eligible, for costs of cover for replacement ties, and for various incidental and consequential damages. The amended 2005 supply agreement provides that UPRR’s exclusive remedy is to receive a replacement tie that meets the contract specifications for each tie that failed to meet the contract specifications or otherwise contained a material defect provided that the Company receives written notice of such failure or defect within 15 years after that tie was produced. The amended 2005 supply agreement continues to provide that the Company’s warranty does not apply to ties that (a) have been repaired or altered without the Company’s written consent in such a way as to affect the stability or reliability thereof, (b) have been subject to misuse, negligence or accident, or (c) have been improperly maintained or used contrary to the specifications for which such ties were produced. The amended 2005 supply agreement also continues to provide that the Company’s warranty is in lieu of all other express or implied warranties and that neither party shall be subject to or liable for any incidental or consequential damages to the other party. The dispute is largely based on (1) claims submitted which the Company believes are for ties inaccurately rated that are not the responsibility of the Company and claims that do not meet the criteria of a warranty replacement and (2) UPRR’s assertion, which the Company vigorously disputes, that UPRR in future years will be entitled to warranty replacement ties for virtually all of the Grand Island ties. Many thousands of Grand Island ties have been performing in track for over ten years. In addition, a significant amount of Grand Island ties were rated by both parties in the excellent category of the rating system. The Company believes UPRR’s claims are without merit and intends to vigorously defend itself.

Please see the Company’s disclosures contained in the Annual Report on Form 10-K for the year ended December 31, 2014, and prior public filings for additional information on this matter.

Schedule 6.1.14

Environmental Disclosures

The following environmental disclosures have been made by the Sellers of IOS Holdings, Inc. (“IOS”) with regard to environmental matters:

1.	The following matters were identified with respect to property located in Kimball, Nebraska:

a.	A release was reported to the Nebraska Department of Environmental Quality (“DEQ”) in 1998, associated with low levels of vapors detected at the time a 4,000-gallon diesel underground storage tank (“UST”) was removed from the site. The Nebraska DEQ issued a No Further Action (“NFA”) letter in 1999, closing the incident.

2.	The following matters were identified with respect to property located in Channelview, Texas:

a.	A former underground storage tank (“UST”) system (three diesel and gasoline USTs on site), was removed in 1993, but subsequent investigation and testing of the soil was required by the Texas Commission on Environmental Quality (“TCEQ”) as recently as 2011. IOS was identified as a responsible party. In April 2013, TCEQ notified IOS that the status for the incident had been changed to “final concurrence issued, case closed.”

3.	The following matters were identified with respect to property located in Youngsville, Louisiana:

a.	A release and minor impacts associated with IOS’s removal of a 4,000-gallon gasoline UST in 2004; the Louisiana DEQ issued a NFA letter for the incident in 2007.

b.	The site was identified on the RCRA Small Quantity Generator (“RCRA-SQG”), UST, FINDS, and NPDES databases, with several violations issued in the early 1990s. A Compliance Order was issued to Oilfield Services of Louisiana (RNA, Inc. acquired the business of Oilfield Services of Louisiana in the 1990s) in 1993 due to the company’s mishandling of hazardous waste between the mid-1980s and early 1990s. The Louisiana DEQ issued a dismissal of the Order in 1995.

L. B. Foster Company and Subsidiaries

Permitted Indebtedness

As of February 28, 2015

Schedule 8.2.1

Funded Capital Leases	Capital Leases
Lessee	Lessor	Description	Balance
L. B. Foster Company	Xerox	Xerox Copier in Pittsburgh, PA - Rail Sales	3,087.58
L. B. Foster Company	Canon	Cannon Printer in Pittsburgh, PA - IT Dept.	8,229.28
L. B. Foster Company	Canon	Cannon Printer in Pittsburgh, PA - Accounting	9,120.64
L. B. Foster Company	Canon	Cannon Printer in Pittsburgh, PA - Executive	9,503.51
L. B. Foster Company	Canon	Cannon Printer in Pittsburgh, PA - 2nd Floor	13,564.57
L. B. Foster Company	Canon	Cannon Printer in Pittsburgh, PA - Mailroom	14,366.26
L. B. Foster Company	Canon	Cannon Printer in Willis, TX - Ball Winch	13,054.07
L. B. Foster Company	Banc of America Leasing	Pettibone in Chowchila Yard	256,466.38
L. B. Foster Company	Canon	Canon Printer in Spokane, WA - CXT Incorporated	12,301.64
L. B. Foster Company	Canon	Canon Printer in Hillsboro, TX - CXT Incorporated	12,301.64
L. B. Foster Company	Canon	Canon Printer in Spokane, WA - CXT Ties	12,301.64
L. B. Foster Company	Canon	Canon Printer in Tucson, AZ - CXT Ties	12,301.64
L. B. Foster Company	Canon	Canon Printer in Union City, CA	12,772.10
L. B. Foster Company	Canon	Canon Printer in Waverly, WV - Carr Concrete	12,400.68
L. B. Foster Company	Canon	Canon Printer in Birmingham, AL	14,182.87
L. B. Foster Company	Canon	Canon Printer in Houston, TX Sales Office	7,038.01
	Total Funded Capital Leases		$422,993
Unfunded Capital Leases
L. B. Foster Company	Bank of America Leasing	Roll Former Equipment for manufacturing of bridge decking at Bedford, PA facility. L. B. Foster has paid for approximately $2.3 million to date for this equipment. Upon final payment of $200K in Q2 2015, Foster will enter into a capital lease with Bank of America and be reimbursed for cost already paid.	$2,500,000

	Notes Payable
Borrower	Lender	Description	Balance
L. B. Foster Company	SAP	Financing of new ERP system with software company	$1,780,503

	Other
Debtor	Obligee / Lender	Description
L. B. Foster Rail Technologies (UK) Ltd.	National Westminster Bank Plc.	Credit Facility permitting borrowings up to 1,500,000 British Pounds Sterling	$0.00	*

	Total Funded Indebtedness		$2,203,496

*	Maximum principal £1,500,000 which converts to $2,283,450 USD assuming that $1 USD = £1.5223 GBP and that credit facility is fully drawn. No drawn funds as of schedule date.

L. B. Foster Company

Guaranties

Schedule 8.2.3

Guarantee in favor of:	National Westminster Bank Commercial Banking Department Wrexham, Wales, United Kingdom

Purpose of Guarantee:

To secure maximum £1,500,000 British Pound Sterling

revolving credit facility for the benefit of L. B. Foster

Rail Technologies (UK) Ltd., a wholly-owned subsidiary

of L. B. Foster Rail Technologies, Inc. Current balance

of facility is £0.00.

L. B. Foster Company and Subsidiaries

Investments

As of February 28, 2015

Schedule 8.2.4

Nature of Investment	Description	Date	Total Invested ( USD)*
Joint Venture	45% ownership in L. B. Pipe and Coupling, LLC—Manufacturer of couplings used to connect steel tubular products. Other owners include Lally Pipe (45%) and James Legg (10%) who manages the operation.	June 2009	$3,000,000.00
Joint Venture	Through L. B. Foster Company’s domestic holding company subsidiary, L. B. Foster India Holdings Company, made investment in 49% ownership of Nagory Foster Private Limited, a joint venture which will expand the Company’s ability to sell rail products into India. The remaining 51% ownership is shared by Ankit and Alok Nagory who are Indian nationals.	August 2014	$81,666.67
Capitalization of Foreign Subsidiary - Brazil	Established L. B. Foster Produtos Ferroviarios do Brasil, Ltda. through L. B. Foster Company’s domestic holding company subsidiary, L. B. Foster International Holdings Company in order to establish a local presence in the Brazilian market to sell rail products.	August 2014 and February 2015	$2,000,000.00
Investment in L. B. Foster Rail Technologies UK, Ltd. in order to transact European acquisitions	The Canadian Borrowers transferred $29,281,985 Canadian dollars and $9,484,206.26 US dollars to Portec Rail Nova Scotia Company ; Portec Rail Nova Scotia Company, transferred those funds to L. B. Foster Rail Technologies UK Ltd. which in turn purchased TEW Holdings (2012) Limited (January 2015); Excess funds remain with L. B. Foster Rail Technologies UK Ltd. to accommodate future transactions	November 2014	$33,009,541.68

*	Total Invested (USD) assumes a Canadian dollar exchange rate of $1.2447 CAD = $1.00 USD as quoted by PNC Bank as of February 20,2015

L. B. Foster Company

Subsidiaries, Partnerships, Joint Ventures

Schedule 8.2.9

Subsidiaries	Jurisdiction of Organization	Equity Interest

CXT Incorporated	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company

L. B. Foster Ball Winch, Inc.	Texas, USA	100% of shares of common stock owned by L. B. Foster Company

L. B. Foster Rail Technologies, Inc.	West Virginia, USA	100% of shares of common stock owned by L. B. Foster Company

Chemtec Energy Services, LLC	Texas, USA	100% of shares of common stock owned by L. B. Foster Company

Salient Systems, Inc.	Ohio, USA	100% of shares of common stock owned by L. B. Foster Rail Technologies, Inc.

L. B. Foster Raven Merger Company [1]	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company

IOS Holdings, Inc. [1]	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company

IOS Acquisitions, Inc. [2]	Delaware, USA	100% of shares of common stock owned by IOS Holdings, Inc.

James Clark Inspections, Inc. [2]	Texas, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.

IOS / PCI, LLC [2]	Louisiana, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.

Castronics, LLC [2]	Delaware, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.

Mike’s Pipe Inspection Inc. [2]	Kansas, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.

OTI Operating, Inc. [2]	Oklahoma, USA	100% of shares of common stock owned by IOS Acquisitions, Inc.

Coal Train Holdings, Inc.	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company

L. B. Foster International Holdings Company	Delaware, USA	100% of shares of common stock owned by L. B. Foster Company

L. B. Foster Latin America Holdings Company	Delaware, USA	100% of shares of common stock owned by L. B. Foster International Holdings Company

L. B. Foster India Holdings Company	Delaware, USA	100% of shares of common stock owned by L. B. Foster International Holdings Company

L. B. Foster UK Ltd.	United Kingdom	100% of shares of common stock owned by L. B. Foster International Holdings Company

L. B. Foster Produtos Ferroviarios do Brasil Ltda.	Brazil	99.9999% of shares of common stock owned by L. B. Foster International Holdings Company; .0001% of shares of common stock owned by L. B. Foster Latin America Holdings Company

Portec Rail Nova Scotia Company	Nova Scotia, Canada	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.

L. B. Foster Rail Technologies Canada Ltd.	Quebec, Canada	100% of shares of common stock owned by Portec Rail Nova Scotia Company

L. B. Foster Rail Technologies Corp.	British Columbia, Canada	100% of shares of common stock owned by L. B. Foster Rail Technologies Canada Ltd.

L. B. Foster Rail Technologies (UK) Limited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies, Inc.

Coronet Rail Limited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.

L. B. Foster Kelsan Technologies (Europe) Unlimited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies Corp.

L. B. Foster GmbH	Germany	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.

TEW Holdings (2012) Limited	United Kingdom	100% of shares of common stock owned by L. B. Foster Rail Technologies (UK) Ltd.

TEW Holdings (2008) Limited	United Kingdom	100% of shares of common stock owned by TEW Holdings (2012) Limited

TEW Engineering Limited	United Kingdom	100% of shares of common stock owned by TEW Holdings (2008) Limited

Caliba Limited (Dormant)	United Kingdom	100% of shares of common stock owned by TEW Engineering Limited

TEW Control and Display Systems Limited (Dormant)	United Kingdom	100% of shares of common stock owned by TEW Engineering Limited

Netpractise Limited	United Kingdom	100% of shares of common stock owned by TEW Engineering Limited

[1]	L. B. Foster Raven Merger Company to enter Credit Agreement as Guarantor upon closing, and will immediately be merged with and into IOS Holdings, Inc. IOS Holdings, Inc. will be the surviving entity and, by virtue of the merger, assume L. B. Foster Raven Merger Company’s obligations as Guarantor under the Credit Agreement
[2]	As provided by Due Authorization Limitation Provision, entity will enter the Credit Agreement as Guarantor within 15 days of the consummation of the IOS Transaction

Joint Ventures	Jurisdiction of Organization	Equity Interest

L. B. Pipe and Coupling Products LLC	Delaware, USA	45% stock ownership held by L. B. Foster Company

45% stock ownership held by Lally Pipe & Tube

10% stock ownership held by James Legg

Nagory Foster Private Limited	India	49% stock ownership held by L. B. Foster India Holdings Company

51% stock ownership held by Ankit and Alok Nagory

EXHIBIT 1.1(A)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as the same may be amended, restated, modified, or supplemented, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate of [identify Lender]]

3. Borrowers:	L.B. FOSTER COMPANY, a Pennsylvania corporation, and certain of its Affiliates named in the Credit Agreement (referred to below)

4. Administrative Agent:	PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of March 13, 2015, among L.B. Foster Company, CXT Incorporated, Salient Systems, Inc., L.B. Foster Rail Technologies, Inc., L.B. Foster Rail Technologies Canada Ltd., L.B Foster Rail Technologies, Corp., the other Borrowers and Guarantors now or hereafter party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent.
6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
Revolving Credit Commitment	$	$	%

7.	[Trade Date: ]

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Effective Date:                     , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Consented to:

L.B. Foster Company, a Pennsylvania corporation

By:
Name:
Title:

CXT Incorporated, a Delaware corporation

By:
Name:
Title:

Salient Systems, Inc., an Ohio corporation

By:
Name:
Title:

L.B. Foster Rail Technologies, Inc., a West Virginia corporation

By:
Name:
Title:

L.B. Foster Rail Technologies Canada Ltd.,
a corporation incorporated under the laws of
Canada

By:
Name:
Title:

L.B. Foster Rail Technologies, Corp., a corporation amalgamated under the laws of Canada

By:
Name:
Title:

ANNEX 1

L.B. FOSTER COMPANY

CREDIT FACILITY

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 [Reporting Requirements] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

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EXHIBIT 1.1(B)

FORM OF

BORROWER JOINDER AND ASSUMPTION AGREEMENT

THIS BORROWER JOINDER AND ASSUMPTION AGREEMENT is made as of                    , 20            , by                                         , a                     [corporation/partnership/limited liability company] (the “New Borrower”).

Background

Reference is made to (i) the Second Amended and Restated Credit Agreement dated as of March 13, 2015 (as the same may be modified, supplemented or amended, the “Credit Agreement”) by and among L.B. Foster Company, a Pennsylvania corporation, CXT Incorporated, a Delaware corporation, Salient Systems, Inc., an Ohio corporation, L.B. Foster Rail Technologies, Inc., a West Virginia corporation, L.B. Foster Rail Technologies Canada Ltd., a corporation incorporated under the laws of Canada , and L.B. Foster Rail Technologies, Corp., a corporation amalgamated under the laws of Canada (collectively, the “Borrowers”), the other Borrowers and Guarantors now or hereafter party thereto, PNC Bank, National Association, in its capacity as administrative agent for the Lenders party thereto (in such capacity, the “Administrative Agent”), and the Lenders now or hereafter party thereto, (ii) the Revolving Credit Notes dated as of March 13, 2015 made by the Borrowers and payable to the Lenders (the “Revolving Credit Notes”), (iii) the Swing Loan Note dated as of March 13, 2015 made by the Borrowers and payable to PNC Bank, National Association (the “Swing Loan Note” and together with the Revolving Credit Notes, collectively referred to herein as the “Notes”), (iv) the Second Amended and Restated Intercompany Subordination Agreement dated as of March 13, 2015 (as the same may be modified, supplemented, or amended, the “Intercompany Subordination Agreement”) by and among the Borrowers and Guarantors party thereto and the Administrative Agent, and (v) the other Loan Documents referred to in the Credit Agreement, as the same may be modified, supplemented or amended (the “Loan Documents”).

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein. In consideration of the New Borrower becoming a Borrower under the terms of the Credit Agreement and in consideration of the value of the direct and indirect benefits received by New Borrower as a result of becoming affiliated with the Borrowers, the New Borrower hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, a Borrower under the Credit Agreement, the Notes, the Intercompany Subordination Agreement and each of the other Loan Documents to which the Borrowers are a party and agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the Payment In Full, subject in the case of a Foreign Borrower to the applicable provisions of the Credit Agreement, New Borrower has assumed the joint and several obligations of a “Borrower” or a “Company”, as applicable, and New Borrower shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of, the Credit Agreement, the Notes, the Intercompany Subordination Agreement and each of the other Loan Documents which are stated to apply to or are made by a “Borrower” or a “Company,” as the case may be. Notwithstanding anything to the contrary set forth in this Agreement, no Foreign Guarantor shall have any liability with respect to a Revolving Credit Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor. Without limiting the generality of the foregoing, the New Borrower hereby represents and warrants that (i) each of the representations and warranties set forth in Article 6 of the Credit Agreement applicable to New Borrower as a Borrower is true and correct as to New Borrower on and as of the date hereof, and (ii) New Borrower has heretofore received a true and correct copy of the Credit Agreement, the Notes, the Intercompany Subordination Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

New Borrower hereby makes, affirms and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, the Notes, the Intercompany Subordination Agreement and each of the other Loan Documents given by the Borrowers and the Companies, as the case may be, to Administrative Agent and any of the Lenders.

New Borrower is simultaneously delivering to the Administrative Agent the following documents together with the Borrower Joinder required under Section 12.15.1 [Joinder of Borrowers and Guarantors]:

Updated Schedules to Credit Agreement as described below [Note: updates to schedules do not cure any breach of warranties].

Items for New Borrower set forth in Section 7.1.1 of the Credit Agreement, as applicable and as applied to New Borrower.

Schedule No. and Description	Delivered	Not Delivered
Schedule 6.1.1—Qualifications To Do Business	☐	☐

Schedule 6.1.2—Subsidiaries	☐	☐

Opinion of Counsel (Schedule 7.1.1)	☐	☐

Any other Schedules to Credit Agreement that necessitate updates after giving effect to this Borrower Joinder and Assumption Agreement	☐	☐

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In furtherance of the foregoing, New Borrower shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Borrower Joinder and Assumption Agreement.

This Borrower Joinder and Assumption Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. New Borrower acknowledges and agrees that a telecopy transmission to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Borrower shall constitute effective and binding execution and delivery hereof by New Borrower.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO BORROWER JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Borrower has duly executed this Borrower Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written with the intention that it constitute a sealed instrument.

By:	(SEAL)
Name:
Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(G)(1)

FORM OF

GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT is made as of                             , 20            , by                                                              , a             [corporation/partnership/limited liability company] (the “New Guarantor”).

Background

Reference is made to (i) the Second Amended and Restated Credit Agreement dated as of March 13, 2015 (as the same may be modified, supplemented, or amended, the “Credit Agreement”) by and among L.B. Foster Company, a Pennsylvania corporation, CXT Incorporated, a Delaware corporation, Salient Systems, Inc., an Ohio corporation, L.B. Foster Rail Technologies, Inc., a West Virginia corporation, L.B. Foster Rail Technologies Canada Ltd., a corporation incorporated under the laws of Canada, and L.B. Foster Rail Technologies, Corp., a corporation amalgamated under the laws of Canada (collectively, the “Borrowers”), the other Borrowers and Guarantors now or hereafter party thereto, PNC Bank, National Association, in its capacity as administrative agent for the Lenders party thereto (in such capacity, the “Administrative Agent”), the other Borrowers and Guarantors now or hereafter party thereto and the Lenders party thereto, (ii) the Second Amended and Restated Continuing Agreement of Guaranty and Suretyship dated as of March 13, 2015 (as the same may be modified, supplemented, or amended, the “Guaranty”) of the Guarantors given in favor of the Administrative Agent, (iii) the Second Amended and Restated Intercompany Subordination Agreement dated as of March 13, 2015 (as the same may be modified, supplemented, or amended, the “Intercompany Subordination Agreement”) by and among the Companies and the Administrative Agent and (iv) the other Loan Documents referred to in the Credit Agreement, as the same may be modified, supplemented, or amended.

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guarantor Joinder.

New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Guarantor as a result of being or becoming affiliated with the Borrowers and the Guarantors, the New Guarantor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a “Loan Party” and a “Guarantor” under the Credit Agreement, a “Guarantor,” jointly and severally with the existing Guarantors under the Guaranty, a “Company” under the Intercompany Subordination Agreement and a Loan Party or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are a party; and New Guarantor hereby agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until Payment In Full and the performance of all other obligations of the Loan Parties under the Loan Documents, New Guarantor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement, Guaranty, Intercompany Subordination Agreement and each of the other Loan Documents jointly and severally with the existing parties thereto. Notwithstanding anything to the contrary set forth in this Agreement, no Foreign Guarantor shall have any liability with respect to a Revolving Credit Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor. Without limiting the generality of the foregoing, the New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Section 6 of the Agreement applicable to New Guarantor as a Guarantor is true and correct on and as of the date hereof and (ii) New Guarantor has heretofore received a true and correct copy of the Credit Agreement, Guaranty, Intercompany Subordination Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

New Guarantor hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, Guaranty, Intercompany Subordination Agreement and each of the other Loan Documents given by the Guarantors to Administrative Agent and any of the Lenders.

New Guarantor is simultaneously delivering to the Administrative Agent the following documents together with the Guarantor Joinder required under Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures]:

Updated Schedules to Credit Agreement. [Note: updates to schedules do not cure any breach of warranties].

Items for New Guarantor set forth in Section 7.1.1 of the Credit Agreement, as applicable and as applied to New Guarantor.

Schedule No. and Description	Delivered	Not Delivered
Schedule 6.1.1—Qualifications To Do Business	☐	☐

Schedule 6.1.2—Subsidiaries	☐	☐

Opinion of Counsel (Schedule 7.1.1)	☐	☐

Any other Schedules to Credit Agreement that necessitate updates after giving effect to this Guarantor Joinder and Assumption Agreement	☐	☐

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In furtherance of the foregoing, New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Guarantor Joinder and Assumption Agreement.

This Guarantor Joinder and Assumption Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. New Guarantor acknowledges and agrees that a telecopy transmission to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Guarantor shall constitute effective and binding execution and delivery hereof by New Guarantor.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO GUARANTOR JOINDER

AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has duly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written with the intention that it constitute a sealed instrument.

By:	(SEAL)
Name:
Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(G)(2)

FORM OF

SECOND AMENDED AND RESTATED CONTINUING AGREEMENT OF GUARANTY

AND SURETYSHIP

This Second Amended and Restated Continuing Agreement of Guaranty and Suretyship (this “Guaranty”), dated as of this 13th day of March, 2015, is jointly and severally given by each of the undersigned and each of the other Persons which become Guarantors hereunder from time to time (each a “Guarantor” and collectively the “Guarantors”) in favor of PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”) in connection with that Second Amended and Restated Credit Agreement, dated as of March 13, 2015, by and among L.B. Foster Company, a Pennsylvania corporation, CXT Incorporated, a Delaware corporation, Salient Systems, Inc., an Ohio corporation, L.B. Foster Rail Technologies, Inc., a West Virginia corporation, L.B. Foster Rail Technologies Canada Ltd., a corporation incorporated under the laws of Canada, L.B. Foster Rail Technologies, Corp., a corporation amalgamated under the laws of Canada (collectively, the “Borrowers”), the other Borrowers now or hereafter party thereto, the Administrative Agent, the Lenders now or hereafter party thereto (the “Lenders”) and the Guarantors (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guaranty.

1. Guarantied Obligations. To induce the Administrative Agent and the Lenders to make loans and grant other financial accommodations to the Borrowers under the Credit Agreement, each Guarantor hereby jointly and severally unconditionally, and irrevocably, guaranties to the Administrative Agent, each Lender and any provider of a Lender Provided Interest Rate Hedge, any provider of a Lender Provided Foreign Currency Hedge, any provider of a Lender Provided Commodity Hedge or any provider of Other Lender Provided Financial Service Products; and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar Laws of any country or jurisdiction) of all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrowers or any other Guarantor to the Administrative Agent or any of the Lenders or any Affiliate of any Lender under or in connection with the Credit Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all renewals, extensions, amendments, refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrowers or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and Indebtedness arising from any extensions of credit under or in connection with any Loan Document from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Administrative Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person. In furtherance of the foregoing, each Guarantor jointly and severally agrees as follows.

2. Guaranty. Each Guarantor hereby promises to pay and perform all such Guarantied Obligations immediately upon demand of the Administrative Agent and the Lenders or any one or more of them. All payments made hereunder shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

3. Obligations Absolute. The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Administrative Agent, or any Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity. Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, each Guarantor hereby consents to, at any time and from time to time, and, the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

(a) Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or the Lenders or any other Person with respect thereto;

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or renewals, extensions, refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;

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(c) Any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrowers or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;

(d) Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrowers or any other Person; or any action taken or election made by the Administrative Agent or the Lenders, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Borrowers, or any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower or any other person with respect to any Loan Document or any of the Guarantied Obligations; or any discharge by operation of law or release of the Borrowers or any other Person from the performance or observance of any Loan Document or any of the Guarantied Obligations; or

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only Payment in Full of the Guarantied Obligations.

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Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] of the Credit Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.

4. Waivers, etc. Each of the Guarantors hereby waives any defense to or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3 hereof. Without limitation and to the fullest extent permitted by applicable Law, each Guarantor waives each of the following:

(a) All notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of the Borrowers or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrowers or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against the Borrowers or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrowers or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or the Lenders, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;

(c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Administrative Agent or the Lenders, or any of them, to seek a deficiency against the Borrowers or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and

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(d) Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.

5. Reinstatement. This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon Payment In Full of all Guarantied Obligations, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender or Administrative Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrowers or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

6. Subrogation. Each Guarantor waives and agrees it will not exercise any rights against Borrowers or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation, contribution, and the like) until Payment In Full of all Guarantied Obligations has been made. If any amount shall be paid to any Guarantor by or on behalf of the Borrowers or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

7. No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against the Borrowers or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

8. Taxes.

(a) No Deductions. All payments made by any Guarantor under any of the Loan Documents shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes (all such non-Excluded Taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If any Guarantor shall be required by Law to deduct any Taxes from or in respect of any sum payable under any of the Loan Documents, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection (a) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, and

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(iii) such Guarantor shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

(b) Stamp Taxes. In addition, each Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, any of the Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification for Taxes Paid by any Lender. Each Guarantor shall indemnify each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Subsection) paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date a Lender makes written demand therefor.

(d) Certificate. Within thirty (30) days after the date of any payment of any Taxes by any Guarantor, such Guarantor shall furnish to each Lender, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by such Guarantor, such Guarantor shall, if so requested by a Lender, provide a certificate of an officer of such Guarantor to that effect.

9. Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set forth on a Schedule to, or in a Guarantor Joinder and Assumption Agreement given under, the Credit Agreement and in the manner provided in Section 12.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement. The Administrative Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guarantor, and the Administrative Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

10. Counterparts; Telecopy Signatures. This Guaranty may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each Guarantor acknowledges and agrees that a telecopy transmission to Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of any Guarantor shall constitute effective and binding execution and delivery hereof by such Guarantor.

11. Setoff, Default Payments by Borrowers.

(a) In the event that at any time any obligation of the Guarantors now or hereafter existing under this Guaranty shall have become due and payable, the Administrative Agent and the Lenders, or any of them, shall have the right from time to time, without notice to any Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of any Lender or the Administrative Agent, or any subsidiary or affiliate of any Lender or Administrative Agent, to any Guarantor, including but not limited to all deposits (whether time

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or demand, general or special, provisionally credited or finally credited, however evidenced) now or hereafter maintained by any Guarantor with the Administrative Agent or any Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Administrative Agent or the Lenders, or any of them, shall have given any notice or made any demand under this Guaranty or under such obligation to the Guarantor, whether such obligation to the Guarantor is absolute or contingent, matured or unmatured (it being agreed that the Administrative Agent and the Lenders, or any of them, may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty, or other direct or indirect security or right or remedy available to the Administrative Agent or any of the Lenders. The rights of the Administrative Agent and the Lenders under this Section are in addition to such other rights and remedies (including, without limitation, other rights of setoff and banker’s lien) which the Administrative Agent and the Lenders, or any of them, may have, and nothing in this Guaranty or in any other Loan Document shall be deemed a waiver of or restriction on the right of setoff or banker’s lien of the Administrative Agent and the Lenders, or any of them. Each of the Guarantors hereby agrees that, to the fullest extent permitted by Law, any affiliate or subsidiary of the Administrative Agent or any of the Lenders and any holder of a participation in any obligation of any Guarantor under this Guaranty, shall have the same rights of setoff as the Administrative Agent and the Lenders as provided in this Section (regardless whether such affiliate or participant otherwise would be deemed a creditor of the Guarantor).

(b) Upon the occurrence and during the continuation of any default under any Guarantied Obligation, if any amount shall be paid to any Guarantor by or for the account of Borrowers, such amount shall be held in trust for the benefit of each Lender and Administrative Agent and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guarantied Obligations when due and payable.

12. Construction. The section and other headings contained in this Guaranty are for reference purposes only and shall not affect interpretation of this Guaranty in any respect. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreement or instruments against the party controlling the drafting thereof, shall apply to this Guaranty.

13. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Administrative Agent and the Lenders, or any of them, and their successors and permitted assigns; provided, however, that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. Without limitation of the foregoing, the Administrative Agent and the Lenders, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Guarantied Obligations, to any other person and such Guarantied Obligations (including any Guarantied Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guarantied Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Administrative Agent and the Lenders in this Guaranty or otherwise.

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14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Guaranty shall be governed by, construed, and enforced in accordance with, the internal Laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

(b) Certain Waivers. Each Guarantor hereby irrevocably:

(i) Submits to the nonexclusive jurisdiction of any state or federal court sitting in Allegheny County, in any action or proceeding arising out of or relating to this Agreement, and each Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each Guarantor hereby waives to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Guarantor hereby appoints the process agent identified below (the “Process Agent”) as its agent to receive on behalf of such party and its respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s address, and each Guarantor hereby authorizes and directs the Process Agent to receive such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (or any political subdivision thereof) by suit on the judgment or in any other manner provided at law. Each Guarantor further agrees that it shall, for so long as any commitment or any obligation of any Loan Party to any Lender remains outstanding, continue to retain Process Agent for the purposes set forth in this Section 14. The Process Agent is L.B. Foster Company, with an office on the date hereof as set forth in the Credit Agreement. The Process Agent hereby accepts the appointment of Process Agent by the Companies and agrees to act as Process Agent on behalf of the Companies;

(ii) Waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue; and

(iii) WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS GUARANTY, THE CREDIT AGREEMENT, OR ANY OTHER LOAN DOCUMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

15. Severability; Modification to Conform to Law.

(a) It is the intention of the parties that this Guaranty be enforceable to the fullest extent permissible under applicable Law, but that the unenforceability (or modification to conform to such Law) of any provision or provisions hereof shall not render unenforceable, or

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impair, the remainder hereof. If any provision in this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Guaranty shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(b) Without limitation of the preceding subsection (a), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of the Guarantor’s obligations hereunder invalid, voidable, or unenforceable on account of the amount of a Guarantor’s aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action by the Administrative Agent or any of the Lenders or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:

(i) the fair consideration actually received by such Guarantor under the terms and as a result of the Loan Documents and the value of the benefits described in this Section 15 (b) hereof, including (and to the extent not inconsistent with applicable federal and state Laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents, or

(ii) the excess of (A) the amount of the fair value of the assets of such Guarantor as of the date of this Guaranty as determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (B) the amount of all liabilities of such Guarantor as of the date of this Guaranty, also as determined on the basis of applicable federal and state Laws governing the insolvency of debtors as in effect on the date hereof.

(c) Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permitted by Law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on any Guarantor’s obligations hereunder as to each element of such assertion.

16. Additional Guarantors. At any time after the initial execution and delivery of this Guaranty to the Administrative Agent and the Lenders, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a Guarantor Joinder pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

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17. Joint and Several Obligations.

(a) Except as set forth in Section 17(b) below, the obligations and additional liabilities of the Guarantors under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Lenders to make the Loans, and that the Administrative Agent and the Lenders are relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors. The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Guarantor. Each of the Lenders and Administrative Agent hereby reserve all rights against each Guarantor.

(b) Notwithstanding anything to the contrary set forth in this Guaranty, no Foreign Guarantor shall have any liability with respect to a Revolving Credit Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor.

18. Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a) Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents.

(b) Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits by virtue of its affiliation with Borrowers and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Guaranty.

19. Miscellaneous.

(a) Generality of Certain Terms. As used in this Guaranty, the terms “hereof”, “herein” and terms of similar import refer to this Guaranty as a whole and not to any particular term or provision; the term “including”, as used herein, is not a term of limitation and means “including without limitation”.

(b) Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Administrative Agent and the

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Lenders. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Administrative Agent or the Lenders, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Administrative Agent and the Lenders under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by Law, or otherwise.

(c) Telecommunications. Each Lender and Administrative Agent shall be entitled to rely on the authority of any individual making any telecopy, electronic or telephonic notice, request, or signature without the necessity of receipt of any verification thereof.

(d) Expenses. Each Guarantor unconditionally agrees to pay all costs and expenses, including reasonable attorney’s fees incurred by the Administrative Agent or any of the Lenders in enforcing this Guaranty against any Guarantor and each Guarantor shall pay and indemnify each Lender and Administrative Agent for, and hold it harmless from and against, any and all obligations, liabilities, losses, damages, costs, expenses (including disbursements and reasonable legal fees of counsel to any Lender or Administrative Agent), penalties, judgments, suits, actions, claims, and disbursements imposed on, asserted against, or incurred by any Lender or Administrative Agent:

(i) relating to the preparation, negotiation, execution, administration, or enforcement of or collection under this Guaranty or any document, instrument, or agreement relating to any of the Obligations, including in any bankruptcy, insolvency, or similar proceeding in any jurisdiction or political subdivision thereof;

(ii) relating to any amendment, modification, waiver, or consent hereunder or relating to any telecopy or telephonic transmission purporting to be by any Guarantor or Borrower; and

(iii) in any way relating to or arising out of this Guaranty, or any document, instrument, or agreement relating to any of the Guarantied Obligations, or any action taken or omitted to be taken by any Lender or Administrative Agent hereunder, and including those arising directly or indirectly from the violation or asserted violation by any Guarantor or Borrower or Administrative Agent or any Lender of any Law, rule, regulation, judgment, order, or the like of any jurisdiction or political subdivision thereof (including those relating to environmental protection, health, labor, importing, exporting, or safety) and regardless whether asserted by any governmental entity or any other Person.

(e) Prior Understandings. This Guaranty and the Credit Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements.

(f) Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Administrative Agent and the Lenders, or any of them, any extension of credit, or any other event or circumstance whatsoever.

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(g) Amendment and Restatement. This Guaranty amends and restates that Amended and Restated Continuing Agreement of Guaranty and Suretyship, dated September 23, 2014, made by the Guarantors for the benefit of the Administrative Agent (the “Prior Guaranty”). This Guaranty is issued in substitution for (and not in discharge of) the obligations evidenced by the Prior Guaranty.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE 1 OF 3 – SECOND AMENDED AND RESTATED CONTINUING

AGREEMENT OF GUARANTY AND SURETYSHIP]

IN WITNESS WHEREOF, the undersigned parties intending to be legally bound, have executed this Guaranty as of the date first above written with the intention that this Guaranty shall constitute a sealed instrument.

GUARANTORS:

L.B. FOSTER BALL WINCH, INC., a Texas corporation

By:	(SEAL)
Name:
Title:

CHEMTEC ENERGY SERVICES, L.L.C., a Texas limited liability company

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAVEN MERGER COMPANY, a Delaware corporation

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 2 OF 3 – SECOND AMENDED AND RESTATED CONTINUING

AGREEMENT OF GUARANTY AND SURETYSHIP]

Acknowledged and consented to:

BORROWERS:

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:	(SEAL)
Name:
Title:

CXT INCORPORATED, a Delaware corporation

By:	(SEAL)
Name:
Title:

SALIENT SYSTEMS, INC., an Ohio corporation

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 3 OF 3 – SECOND AMENDED AND RESTATED CONTINUING

AGREEMENT OF GUARANTY AND SURETYSHIP]

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada

By:	(SEAL)
Name:
Title:

EXHIBIT 1.1(I)

FORM OF

SECOND AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT

THIS SECOND AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT is dated as of March 13, 2015 and is made by and among L.B. FOSTER COMPANY, a Pennsylvania corporation, CXT INCORPORATED, a Delaware corporation, SALIENT SYSTEMS, INC., an Ohio corporation, L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation, L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada, L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada (collectively, the “Borrowers”), L.B. FOSTER BALL WINCH, INC., a Texas corporation, CHEMTEC ENERGY SERVICES, L.L.C., a Texas limited liability company, L.B. FOSTER RAVEN MERGER COMPANY, a Delaware corporation (collectively, the “Guarantors”), AND EACH OF THE OTHER PERSONS WHICH BECOME BORROWERS OR GUARANTORS HEREUNDER FROM TIME TO TIME, (the Borrowers and the Guarantor and each other Person which becomes a Borrower or Guarantor hereunder from time to time being individually referred to herein as a “Company” and collectively as the “Companies”), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), for the Lenders (defined below).

WITNESSETH THAT:

WHEREAS, each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in that certain Second Amended and Restated Credit Agreement by and among the Borrowers, the other Borrowers and Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”), and the Administrative Agent, dated as of even date hereof (as it may be hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the Credit Agreement and the other Loan Documents referred to and defined in the Credit Agreement, the Lenders intend to make Loans to the Borrowers; and

WHEREAS, the Companies have or, in the future, may have liabilities, obligations or indebtedness owed to each other (the liabilities, obligations and indebtedness of each of the Companies to any other Company, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof and all other obligations and other amounts payable by any Company to any other Company are hereinafter collectively referred to as the “Intercompany Indebtedness”); and

WHEREAS, the obligations of the Lenders to maintain the Commitments and make Loans to the Borrowers from time to time are subject to the condition, among others, that the Companies subordinate the Intercompany Indebtedness to the Obligations of the Borrowers or any other Company to the Administrative Agent or the Lenders pursuant to the Credit Agreement, the other Loan Documents or any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge, any Lender Provided Commodity Hedge or any Other Lender Provided Financial Service Product (collectively, the “Senior Debt”) in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Intercompany Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Intercompany Indebtedness shall be subordinate and subject in right of payment to the Payment in Full of all Senior Debt pursuant to the provisions contained herein.

2. Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a “Distributing Company”), then and in any such event, the Administrative Agent shall be entitled to receive, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, Payment in Full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Administrative Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

3. No Commencement of Any Proceeding. Each Company agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Lenders and the Administrative Agent in commencing, any proceeding referred to in Section 2 against any other Company that owes it any Intercompany Indebtedness.

4. Prior Payment of Senior Debt Upon Acceleration of Intercompany Indebtedness. If any portion of the Intercompany Indebtedness owed by any Company becomes or is declared due and payable before its stated maturity, then and in such event the Administrative Agent and the Lenders shall be entitled to receive Payment in Full of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Intercompany Indebtedness is entitled to receive any payment thereon.

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5. No Payment When Senior Debt in Default. If any Event of Default shall have occurred and be continuing, or such an Event of Default or Potential Default would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Required Lenders shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Company owing such Intercompany Indebtedness on account of principal or interest on any portion of the Intercompany Indebtedness.

6. Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making regularly scheduled payments of principal of or interest on any portion of the Intercompany Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Intercompany Indebtedness.

7. Receipt of Prohibited Payments. If, notwithstanding the foregoing provisions of Sections 2, 4, 5 and 6, a Company that is owed Intercompany Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.

8. Rights of Subrogation. Each Company agrees that no payment or distribution to the Administrative Agent or the Lenders pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until Payment In Full of the Senior Debt shall have been made.

9. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Administrative Agent and the Lenders, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Administrative Agent and the Lenders, the obligation of the Companies to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Administrative Agent and the Lenders, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Administrative Agent and the Lenders to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

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10. Instruments Evidencing Intercompany Indebtedness. Each Company shall cause each instrument which now or hereafter evidences all or a portion of the Intercompany Indebtedness to be conspicuously marked as follows:

“This instrument is subject to the terms of that certain Second Amended and Restated Intercompany Subordination Agreement dated as of March 13, 2015, in favor of PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders referred to therein, which Second Amended and Restated Intercompany Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of the Second Amended and Restated Intercompany Subordination Agreement.”

Each Company will further mark its internal records in such a manner as shall be effective to give proper notice to the effect of this Agreement.

11. No Implied Waivers of Subordination. No right of the Administrative Agent or any Lender to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Administrative Agent or any Lender, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof with which the Administrative Agent or any Lender may have or be otherwise charged. Each Company by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, such Company shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or agree to compromise, the obligations of the other Companies with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Administrative Agent.

Without in any way limiting the generality of the foregoing paragraph, the Administrative Agent or any of the Lenders may, at any time and from time to time, without the consent of or notice to the Companies, without incurring responsibility to the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Administrative Agent and the Lenders, do any one or more of the following in accordance with the terms of the Credit Agreement: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other person.

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12. Additional Subsidiaries. The Companies covenant and agree that they shall cause Subsidiaries created or acquired after the date of this Agreement, and any other Subsidiaries required to join this Agreement pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] and Section 12.15 [Joinder of Borrowers and Guarantors; Release of Foreign Borrowers] or otherwise under the Credit Agreement, to execute a Borrower Joinder in substantially the form of Exhibit 1.1(B) or a Guarantor Joinder in substantially the form of Exhibit 1.1(G)(1) to the Credit Agreement, whereby such Subsidiary joins this Agreement and subordinates all Indebtedness owed to any such Subsidiary by any of the Companies or other Subsidiaries hereafter created or acquired to the Senior Debt.

13. Continuing Force and Effect. This Agreement shall continue in force for so long as any portion of the Senior Debt remains unpaid and any Commitments or Letters of Credit under the Credit Agreement remain outstanding, it being contemplated that this Agreement be of a continuing nature.

14. Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Administrative Agent or the Lenders hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of the Companies hereunder, shall be made only by written agreement, waiver or consent signed by the Administrative Agent, acting on behalf of all the Lenders, with the written consent of the Required Lenders, any such agreement, waiver or consent made with such written consent being effective to bind all the Lenders.

15. Expenses. The Companies unconditionally and jointly and severally agree upon demand to pay to the Administrative Agent and the Lenders the amount of any and all out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel) for which reimbursement is customarily obtained, which the Administrative Agent or any of the Lenders may incur in connection with (a) the exercise or enforcement of any of the rights of the Administrative Agent or the Lenders hereunder, or (b) the failure by the Companies to perform or observe any of the provisions hereof.

16. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

17. Governing Law. This Agreement shall be a contract under the internal laws of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflict of laws.

18. Successors and Assigns. This Agreement shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and the obligations of the Companies shall be binding upon their respective successors and permitted assigns, provided, that no Company may assign or transfer its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. The duties and obligations of the Companies may not be delegated or transferred by the Companies without the written consent of the Required Lenders and any such delegation or transfer without such consent shall be null and void. Except to the extent otherwise required by the context of

5

this Agreement, the word “Lenders” when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Lender under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Lender under the Credit Agreement.

19. Joint and Several Obligations. Each of the obligations of each and every Company under this Agreement is joint and several. The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Company without any duty or responsibility to pursue any other Company and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Company. Each of the Lenders and Administrative Agent hereby reserve all right against each Company. Notwithstanding anything to the contrary set forth in this Agreement, no Foreign Guarantor shall have any liability with respect to a Revolving Credit Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor.

20. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each Company acknowledges and agrees that a telecopy or electronic transmission to the Administrative Agent or any Lender of the signature page hereof purporting to be signed on behalf of such Company shall constitute effective and binding execution and delivery hereof by such Company.

21. Attorneys-in-Fact. Each of the Companies hereby authorizes and empowers the Administrative Agent, at its election and in the name of either itself, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, or in the name of each such Company as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action the Administrative Agent may deem advisable to completely protect the Administrative Agent’s and the Lenders’ interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints the Administrative Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Administrative Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

22. Application of Payments. In the event any payments are received by the Administrative Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

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23. Remedies. In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Administrative Agent, on behalf of the Lenders, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Administrative Agent on behalf of the Lenders at law may not fully compensate the Administrative Agent on behalf of the Lenders for the damages they may suffer in the event of a breach hereof.

24. Consent to Jurisdiction; Waiver of Jury Trial. Each Company hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Pennsylvania state court or, to the fullest extent permitted by applicable law, in such federal court. Each Company hereby waives to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Company hereby appoints the process agent identified below (the “Process Agent”) as its agent to receive on behalf of such party and its respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company in care of the Process Agent at the Process Agent’s address, and each Company hereby authorizes and directs the Process Agent to receive such service on its behalf. Each Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (or any political subdivision thereof) by suit on the judgment or in any other manner provided at law. Each Company further agrees that it shall, for so long as any commitment or any obligation of any Loan Party to any Lender remains outstanding, continue to retain Process Agent for the purposes set forth in this Section 24. The Process Agent is L.B. Foster Company, with an office on the date hereof as set forth in the Credit Agreement. The Process Agent hereby accepts the appointment of Process Agent by the Companies and agrees to act as Process Agent on behalf of the Companies.

25. EXCEPT AS PROHIBITED BY LAW, EACH COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY A JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULLEST EXTENT PERMITTED BY LAW.

26. Notices. All notices, statements, requests and demands and other communications given to or made upon the Companies, the Administrative Agent or the Lenders in accordance with the provisions of this Agreement shall be given or made as provided in Section 12.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.

27. Rules of Construction. The rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement.

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28. Amendment and Restatement. This Agreement amends and restates that Amended and Restated Intercompany Subordination Agreement, dated September 23, 2014, made by and among the Companies (the “Prior Agreement”). This Agreement is issued in substitution for (and not in discharge of) the obligations evidenced by the Prior Agreement.

[SIGNATURES PAGES FOLLOW]

8

[SIGNATURE PAGE 1 OF 4 TO SECOND AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT]

WITNESS the due execution hereof as of the day and year first above written with the intent that it constitute a sealed instrument.

BORROWERS:

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:	(SEAL)
Name:
Title:

CXT INCORPORATED, a Delaware corporation

By:	(SEAL)
Name:
Title:

SALIENT SYSTEMS, INC., an Ohio corporation

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 2 OF 4 TO SECOND AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT]

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada

By:	(SEAL)
Name:
Title:

GUARANTORS:

L.B. FOSTER BALL WINCH, INC., a Texas corporation

By:	(SEAL)
Name:
Title:

CHEMTEC ENERGY SERVICES, L.L.C, a Texas limited liability company

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 3 OF 4 TO SECOND AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT]

L.B. FOSTER RAVEN MERGER COMPANY, a Delaware corporation

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 4 OF 4 TO SECOND AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:	Allison Fromm
Title:	Vice President

EXHIBIT 1.1(L)

FORM OF

LENDER JOINDER AND ASSUMPTION AGREEMENT

THIS LENDER JOINDER AND ASSUMPTION AGREEMENT (the “Joinder”) is made as of                     , 20        (the “Effective Date”) by                             , (the “New Lender”).

Background

Reference is made to the Second Amended and Restated Credit Agreement dated as of March 13, 2015 among L.B. Foster Company, a Pennsylvania corporation, CXT Incorporated, a Delaware corporation, Salient Systems, Inc., an Ohio corporation, L.B. Foster Rail Technologies, Inc., a West Virginia corporation, L.B. Foster Rail Technologies Canada Ltd., a corporation incorporated under the laws of Canada , L.B. Foster Rail Technologies, Corp., a corporation amalgamated under the laws of Canada (collectively, the “Borrowers”), the other Borrowers and Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent (the “Administrative Agent”) (as the same has been and may hereafter be modified, supplemented, amended or restated, the “Credit Agreement”). Capitalized terms defined in the Credit Agreement are used herein as defined therein.

Agreement

In consideration of the Lenders permitting the New Lender to become a Lender under the Credit Agreement, the New Lender agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Lender under the Credit Agreement and each of the other Loan Documents and agrees that from the Effective Date and so long as the New Lender remains a party to the Credit Agreement, such New Lender shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a Lender and shall be entitled (in accordance with its Ratable Share) to the benefits, rights and remedies set forth therein and in each of the other Loan Documents. The New Lender hereby acknowledges that it has heretofore received (i) a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the Effective Date, and (ii) the executed original of its Revolving Credit Note dated the Effective Date issued by the Borrowers under the Credit Agreement in the face amount of $            .

The Commitments and Ratable Shares of the New Lender and each of the other Lenders are as set forth on Schedule 1.1(B) to the Credit Agreement. Schedule 1.1(B) to the Credit Agreement is being amended and restated effective as of the Effective Date hereof to read as set forth on Schedule 1.1(B) hereto. Schedule 1 hereto lists as of the date hereof the amount of Loans under each outstanding Borrowing Tranche. Notwithstanding the foregoing on the date hereof, the Borrowers shall repay all outstanding Loans to which either the Base Rate Option or the Euro-Rate Option applies and simultaneously reborrow a like amount of Loans under each such Interest Rate Option from the Lenders (including the New Lender) according to the Ratable Shares set forth on attached Schedule 1.1(B) and shall be subject to breakage fees and other indemnities provided in Section 5.10 [Indemnity].

The New Lender is executing and delivering this Joinder as of the Effective Date and acknowledges that it shall: (A) participate in all new Revolving Credit Loans borrowed by the Borrowers on and after the Effective Date according to its Ratable Share; and (B) participate in all Letters of Credit outstanding on and after the Effective Date according to its Ratable Share.

[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE TO LENDER

JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, the New Lender has duly executed and delivered this Joinder as of the Effective Date.

[NEW LENDER]

By:
Name:
Title:

[ACKNOWLEDGEMENT TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

BORROWERS:

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:
Name:
Title:

CXT INCORPORATED, a Delaware corporation

By:
Name:
Title:

SALIENT SYSTEMS, INC., an Ohio corporation

By:
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, INC.,
a West Virginia corporation

By:
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada

By:
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada

By:
Name:
Title:

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS

SCHEDULE 1

OUTSTANDING TRANCHES

EXHIBIT 1.1(N)(1)

FORM OF

[SECOND AMENDED AND RESTATED]

REVOLVING CREDIT NOTE

$	Pittsburgh, Pennsylvania
March 13, 2015

FOR VALUE RECEIVED, the undersigned, L.B. FOSTER COMPANY, a Pennsylvania corporation, CXT INCORPORATED, a Delaware corporation, SALIENT SYSTEMS, INC., an Ohio corporation, L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation, L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada, and L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada (herein collectively called the “Borrowers”), hereby unconditionally, jointly and severally promise to pay to the order of                                 (the “Payee”) the lesser of: (i) the principal sum of                                  Dollars (US$                            ) (or the Dollar Equivalent of such amount in Optional Currencies as provided in the Credit Agreement), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Payee to the Borrowers pursuant to Section 2.1.1 [Revolving Credit Loans] of the Second Amended and Restated Credit Agreement, dated as of March 13, 2015, among the Borrowers, the other Borrowers and Guarantors now or hereafter party thereto, the Payee and the other Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent, (hereinafter referred to in such capacity as the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Expiration Date.

The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this [Second Amended and Restated ]Revolving Credit Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this [Second Amended and Restated ]Revolving Credit Note and all other obligations due and payable to the Payee pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222 unless otherwise directed in writing by the Administrative Agent, in lawful money of the United States of America or, in the case of any Revolving Credit Loans made in an Optional Currency, in the applicable Optional Currency, in each case in immediately available funds.

This [Second Amended and Restated ]Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Each Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this [Second Amended and Restated ]Revolving Credit Note and the Credit Agreement.

This [Second Amended and Restated ]Revolving Credit Note shall bind the Borrowers and their successors and assigns, and the benefits hereof shall inure to the benefit of the Payee and its successors and assigns. All references herein to the “Borrowers” and the “Payee” shall be deemed to apply to the Borrowers and the Payee, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This [Second Amended and Restated ]Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this [Second Amended and Restated ]Revolving Credit Note.

The liability of the Foreign Borrowers under this Note is subject to the provisions of Section 12.14 [Foreign Loan Parties] of the Credit Agreement. Notwithstanding anything to the contrary set forth in this [Second Amended and Restated ]Revolving Credit Note, no Foreign Guarantor shall have any liability with respect to a Revolving Credit Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor.

[This Second Amended and Restated Revolving Credit Note amends and restates that certain Amended and Restated Revolving Credit Note, dated September 23, 2014, made by the Borrowers to the Payee in the principal amount not to exceed [                    ] and 00/100 Dollars ($[                    ].00) (the “Prior Note”). This Second Amended and Restated Revolving Credit Note is issued in substitution for (and not in discharge of) the indebtedness evidenced by the Prior Note.]

[SIGNATURE PAGES FOLLOW]

2

[SIGNATURE PAGE 1 OF 2 TO [SECOND AMENDED AND RESTATED ]

REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have executed this [Second Amended and Restated ]Revolving Credit Note by their duly authorized officers with the intention that it constitute a sealed instrument.

BORROWERS:

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:	(SEAL)
Name:
Title:

CXT INCORPORATED, a Delaware corporation

By:	(SEAL)
Name:
Title:

SALIENT SYSTEMS, INC., an Ohio corporation

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 2 OF 2 TO [SECOND AMENDED AND RESTATED ]

REVOLVING CREDIT NOTE]

L.B. FOSTER RAIL TECHNOLOGIES, CORP.,
a corporation amalgamated under the laws of Canada

By:	(SEAL)
Name:
Title:

EXHIBIT 1.1(N)(2)

FORM OF

SECOND AMENDED AND RESTATED

SWING LOAN NOTE

$15,000,000.00	Pittsburgh, Pennsylvania
March 13, 2015

FOR VALUE RECEIVED, the undersigned, L.B. FOSTER COMPANY, a Pennsylvania corporation, CXT INCORPORATED, a Delaware corporation, SALIENT SYSTEMS, INC., an Ohio corporation, L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation, L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD., a corporation incorporated under the laws of Canada, and L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada (herein collectively called the “Borrowers”), hereby unconditionally, jointly and severally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Swing Lender”), the lesser of (a) the principal sum of Fifteen Million Dollars (US$15,000,000.00), or (b) the aggregate unpaid principal balance of all Swing Loans made by the Swing Lender to the Borrowers pursuant to the Second Amended and Restated Credit Agreement, dated as of March 13, 2015, among the Borrowers, the other Borrowers and Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (hereinafter referred to in such capacity as the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable with respect to each Swing Loan evidenced hereby on the earlier of (i) demand by the Swing Lender or (ii) on the Expiration Date.

The Borrowers shall pay interest on the unpaid principal balance of each Swing Loan from time to time outstanding from the date hereof at the rate per annum and on the date(s) provided in the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Second Amended and Restated Swing Loan Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Second Amended and Restated Swing Loan Note at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Second Amended and Restated Swing Loan Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Each Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Second Amended and Restated Swing Loan Note and the Credit Agreement.

Each Borrower acknowledges and agrees that the Swing Lender may at any time and in its sole discretion demand payment of all amounts outstanding under this Second Amended and Restated Swing Loan Note without prior notice to the Borrowers.

This Second Amended and Restated Swing Loan Note shall bind the Borrowers and their successors and assigns, and the benefits hereof shall inure to the benefit of the Swing Lender and its successors and assigns. All references herein to the “Borrowers” and the “Swing Lender” shall be deemed to apply to the Borrowers and the Swing Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Second Amended and Restated Swing Loan Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Second Amended and Restated Swing Loan Note.

The liability of the Foreign Borrowers under this Note is subject to the provisions of Section 12.14 [Foreign Loan Parties] of the Credit Agreement. Notwithstanding anything to the contrary set forth in this Second Amended and Restated Swing Loan Note, no Foreign Guarantor shall have any liability with respect to a Loan made to a Domestic Loan Party, any Letters of Credit issued for the account of a Domestic Loan Party or other Obligation for which a Domestic Loan Party is the primary obligor.

This Second Amended and Restated Swing Loan Note amends and restates that certain Amended and Restated Swing Loan Note, dated September 23, 2014, made by the Borrowers to the Swing Lender in the principal amount not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) (the “Prior Note”). This Second Amended and Restated Swing Loan Note is issued in substitution for (and not in discharge of) the indebtedness evidenced by the Prior Note.

[SIGNATURE PAGES FOLLOW]

2

[SIGNATURE PAGE 1 OF 2 TO SECOND AMENDED AND RESTATED SWING LOAN NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have executed this Second Amended and Restated Swing Loan Note by their duly authorized officers with the intention that it constitute a sealed instrument.

BORROWERS:

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:	(SEAL)
Name:
Title:

CXT INCORPORATED, a Delaware corporation

By:	(SEAL)
Name:
Title:

SALIENT SYSTEMS, INC., an Ohio corporation

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 2 OF 2 TO SECOND AMENDED AND RESTATED SWING LOAN NOTE]

L.B. FOSTER RAIL TECHNOLOGIES CANADA LTD.,
a corporation incorporated under the laws of Canada

By:	(SEAL)
Name:
Title:

L.B. FOSTER RAIL TECHNOLOGIES, CORP., a corporation amalgamated under the laws of Canada

By:	(SEAL)
Name:
Title:

EXHIBIT 2.4.1

FORM OF

LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
Three PNC – 4th Floor
225 Fifth Avenue
Mailstop: P3-P3PP-04-5
Pittsburgh, Pennsylvania 15222
Telephone No.: (412) 645-9959
Telecopier No.: (412) 762-4718
Attn: Allison Fromm

FROM:	L.B. Foster Company, a Pennsylvania corporation (the “Company”)

RE:	Second Amended and Restated Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as March 13, 2015, by and among the Company, Salient Systems, Inc., L.B. Foster Rail Technologies, Inc., L.B. Foster Rail Technologies Canada Ltd. and L.B. Foster Rail Technologies, Corp., the other Borrowers and Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent for the Lenders, (the “Administrative Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.	Pursuant to Section 2.4.1 [Revolving Credit Loan Requests] or Section 4.1.1 [Revolving Credit Interest Rate Options, etc.], as the case may be, of the Credit Agreement, the Company, as Borrower Agent, irrevocably requests [check one line under 1 below, as applicable, and fill in blank space next to the line as appropriate].

	1	A new Revolving Credit Loan, OR

Renewal of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on , 20 , OR

Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on , 20 to a Loan to which the Euro-Rate Option applies, OR

Conversion of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on , 20 to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST: [Check 2(a) or (b), below and fill in blank spaces in line next to line]:

2(a)	Under the Base Rate Option. Such Loan shall have a Borrowing Date of , 20 (which date shall be the same Business Day of receipt by the Administrative Agent by 11:00 a.m. eastern time of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the Euro-Rate Option applies is being converted to a Loan to which the Base Rate Option applies).

OR

(b)	Under the Euro-Rate Option. Such Loan shall have a Borrowing Date of , 20 (which date shall be four (4) Business Days, in the case of Optional Currency Loans, and three (3) Business Days for all other Loans), subsequent to the Business Day of receipt by the Administrative Agent by 1:00 p.m. eastern time of this Loan Request for making a new Revolving Credit Loan to which the Euro-Rate Option applies, renewing a Loan to which the Euro-Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the Euro-Rate Option applies).

[Check 3(a) or (b), below and fill in blank spaces in line next to line]:

3(a)	Such Loan is in Dollars, in the principal amount of U.S. $ or the principal amount to be renewed or converted is U.S. $

OR

(b)

Such Loan is in the following Optional Currency, in the principal amount of                     , or the principal amount of such Optional Currency to be renewed is                     .

[for Loans under Section 2.4.1 not to be less than $1,000,000 and in increments of $250,000 for each Borrowing Tranche under the Euro-Rate Option and not less than $500,000 and increments of $100,000 for each Borrowing Tranche under the Base Rate Option.]

2

4

[Complete blank below if the Company is selecting the Euro-Rate Option]:

Such Loan shall have an Interest Period of one Month with respect to Option Currency Loans, and one week, or one, two, three, or six Month(s) with respect to all other Revolving Credit Loans:

5

The proceeds of the Loan shall be advanced:

To ☐ the Company for its benefit [check box if applicable]

OR to the following Borrower(s) for its/their benefit: [insert names if applicable]

OR, in compliance with the Credit Agreement, to the Company for the benefit of the following Borrower(s):                     [insert names if applicable]

B	As of the date hereof and the date of making the above-requested Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of such Persons under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Article 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct in all respects), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Loan shall not contravene any Law applicable to any Borrower, any other Loan Party, any Subsidiary of any Borrower or of any other Loan Party; the making of such Loan shall not cause Revolving Facility Usage to exceed the Revolving Credit Commitments.

C	Each of the undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

	1	Funds to be deposited into a PNC Bank bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $ OR Optional Currency

	2	Funds to be wired per the following wire instructions:

[U.S. dollars OR Optional Currency] Amount of Wire Transfer Bank Name: ABA: Account Number: Account Name: Reference:

3

3	Funds to be wired per the attached Funds Flow (multiple wire transfers).

[SIGNATURE PAGE FOLLOWS]

4

[SIGNATURE PAGE - LOAN REQUEST]

The Company certifies to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on                     , 20        .

L.B. Foster Company, a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT 2.4.2

FORM OF

SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
Three PNC – 4th Floor
225 Fifth Avenue
Mailstop: P3-P3PP-04-5
Pittsburgh, Pennsylvania 15222
Telephone No.: (412) 645-9959
Telecopier No.: (412) 762-4718
Attn: Allison Fromm

FROM:	L.B. Foster Company, a Pennsylvania corporation (the “Company”)

RE:	Second Amended and Restated Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as March 13, 2015, by and among the Company, Salient Systems, Inc., L.B. Foster Rail Technologies, Inc., L.B. Foster Rail Technologies Canada Ltd. and L.B. Foster Rail Technologies, Corp., the other Borrowers and Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Agreement.

Pursuant to Section 2.4.2 of the Agreement, the Company, as Borrower Agent, hereby makes the following Swing Loan Request:

1.	Aggregate principal amount of such Swing Loan (may not be less than $100,000)	U.S. $

2.

Proposed Borrowing Date

(which date shall be on or after the date on which the Administrative Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 2:00 p.m. eastern time on the Borrowing Date)

3.

The proceeds of the Swing Loan shall be advanced:

To ☐ the Company for its benefit [check box if applicable]

OR to the following Borrower(s) for its/their benefit: [insert names if applicable]

OR, in compliance with the Credit Agreement, to the Company for the benefit of the following Borrower(s):                     [insert names if applicable]

4.	As of the date hereof and the date of making the above-requested Swing Loan (and after giving effect thereto): the Loan Parties and the other Guarantors have performed and complied with all covenants and conditions of such Persons under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Article 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct in all respects), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Loan shall not contravene any Law applicable to the Company, any other Loan Party, any Subsidiary of the Company or of any other Loan Party or any other Guarantor, or any Lender; the making of such Loan shall not exceed the Swing Loan Commitment or cause (i) the Revolving Facility Usage to exceed the Revolving Credit Commitments, or (ii) the amount of the outstanding Swing Loans to exceed the Swing Loan Commitment.

5.	Each of the undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

A	Funds to be deposited into a PNC Bank bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $ .

B	Funds to be wired per the following wire instructions:
U.S. $ Amount of Wire Transfer Bank Name: ABA: Account Number: Account Name: Reference:

C	Funds to be wired per the attached Funds Flow (multiple wire transfers).

[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE - SWING LOAN REQUEST]

The Company certifies to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on                     , 20        .

L.B. Foster Company, a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT 8.2.6

FORM OF

ACQUISITION COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 8.2.6 of that certain Second Amended and Restated Credit Agreement dated as of March 13, 2015 (as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”) by and among L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Company”), the other Borrowers now or hereafter party thereto, the Guarantors now or hereafter party thereto, the Lenders party thereto (the “Lenders”), and PNC Bank, National Association as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer,                                         , the                      [chief executive officer, president, chief or deputy chief financial officer, treasurer or assistant treasurer] of the Company, in such capacity does hereby certify on behalf of the Company and the other Borrowers after giving pro forma effect to the Permitted Acquisition which is the basis for this Certificate, as follows:

Description of Proposed Permitted Acquisition

(1) Company desires that                                  (the “Acquiring Company”) acquire the [assets/stock] of                                          [Insert name of entity or business division whose assets are being acquired or the entity whose equity interests are being acquired] (the “Acquired Business”) from                          [Identify the name(s) of the seller(s) of such assets or equity interests] (the “Seller”) (the “Acquisition”).

(2) The proposed date of Acquisition is                             , 20         (which date shall be at least five (5) Business Days after the date of this Certificate, the “Acquisition Date”). The most recent four fiscal quarter period for which financial statements and a related compliance certificate were delivered to the Administrative Agent is the period ended                             , 20         (the “Report Date”).

(3) The Acquired Business is engaged in                              [describe business being acquired], which is substantially related to the business of the Borrowers.

(4) The board of directors or other equivalent governing body of the Seller has approved of the Acquisition and evidence of such approval is attached hereto.

(5) Prior to and after giving effect to the Acquisition (including the payment of any prospective portion of the purchase price or earn-outs), the Borrowers have the ability to borrow an additional $                     under the Credit Agreement, which is not less than the required amount of $30,000,000 pursuant to Section 8.2.6(e) of the Credit Agreement.

(6) The Loan Parties are in compliance with, and have at all times complied with, the provisions of the Credit Agreement. The representations and warranties contained in Article 6 of the Credit Agreement and in the other Loan Documents are true and correct on and as of the date of this certificate (except to the extent such representations and warranties refer to an earlier date, as of such earlier date) with the same effect as though such representations and warranties had been made on the date hereof, and the Loan Parties have performed and complied with all covenants and conditions thereof.

(7) No Event of Default or Potential Default exists as of the date hereof or will exist after giving effect to the Acquisition.

[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE - ACQUISITION COMPLIANCE CERTIFICATE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this                      day of                             , 20        .

COMPANY (ON BEHALF OF ITSELF AND THE OTHER BORROWERS):

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT 8.3.3

FORM OF

QUARTERLY COMPLIANCE CERTIFICATE

This Certificate is delivered pursuant to Section 8.3.3 of that certain Second Amended and Restated Credit Agreement dated as of March 13, 2015 ( as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”) by and among L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Company”), the other Borrowers now or hereafter party thereto, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”), and PNC Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer,                                 , the                      [chief executive officer, president, chief or deputy chief financial officer, treasurer or assistant treasurer] of the Company, in such capacity does hereby certify on behalf of the Company and other Borrowers as of the quarter/year ended                             , 20         (the “Report Date”), as follows:

(1)	Maximum Leverage Ratio (Section 8.2.13). As of the Report Date, the ratio of Consolidated Total Net Indebtedness to Consolidated EBITDA is to 1.00 [insert from Item 1(C) below] for the four (4) fiscal quarters then ending, which does not exceed the permitted ratio of 3.25 to 1.00.

The calculations for the Leverage Ratio are as follows:

(A) Consolidated Total Net Indebtedness with respect to the Company and its Subsidiaries, as of the Report Date, calculated as follows (without duplication): Indebtedness of the Company and its Subsidiaries (excluding the indebtedness described in Section (iv) of the definition of Indebtedness) as of such date determined and consolidated in accordance with GAAP, as follows:	—

(i) indebtedness for borrowed money	$

(ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility	$

(iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement	$

(iv)   any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due)

$

(v) any Guaranty of Indebtedness for borrowed money	$

(vi) the sum of Items 1(A)(i) through 1(A)(v) equals the Indebtedness of the Company and its Subsidiaries (excluding the indebtedness described in Section (iv) of the definition of Indebtedness)	$

(vii) Cash on Hand in excess of $15,000,000 which is held by the Company or its Subsidiaries	$

(viii)Item 1(A)(vi) minus Item 1(A)(vii) equals Consolidated Total Net Indebtedness	$

(B) Consolidated EBITDA of the Company and its Subsidiaries, calculated as follows:	—

(i) net income	$

(ii) depreciation	$

(iii) amortization	$

(iv) interest expense	$

(v) income tax expense	$

(vi) non-cash expenses in connection with the Borrowers’ employee equity and long-term incentive compensation plans	$

2

(vii) reasonable transaction costs and expenses related to Permitted Acquisitions in an aggregate amount not to exceed $2,500,000 applied by the Borrowers in the period that any such Permitted Acquisition occurred

$

(viii)expenses and fees incurred during such period in connection with the IOS Transaction and the acquisition and integration of Chemtec Energy Services, L.L.C. (including legal, accounting, auditing and consulting expenses) in an aggregate amount not to exceed $2,000,000

$

(ix)   any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its consolidated Subsidiaries (including but not limited to costs recognized related to an acquisition purchase price allocation to tangible or intangible assets not classified as depreciation or amortization); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDA in the period when such payments are made

$

(x) the sum of Items 1(B)(i) through Item 1(B)(ix)	$

(xi)   non-cash credits to net income, in each case of the Company and its Subsidiaries (including but not limited to benefits recognized related to an acquisition purchase price allocation to tangible or intangible assets not classified as depreciation or amortization) for such period determined and consolidated in accordance with GAAP

$

(xii) Item 1(B)(x) minus Item 1(B)(xi) equals Consolidated EBITDA	$

(C) Item 1(A)(viii) divided by Item 1(B)(xii) equals the Leverage Ratio	to 1.00

(2)	Minimum Interest Coverage Ratio (Section 8.2.14). As of the Report Date, the ratio of Consolidated EBITDA less capital expenditures of the Company and its Subsidiaries to consolidated interest expense of the Company and its Subsidiaries, calculated as of the end of each fiscal quarter for the four quarters then ended, is _________________ [insert ratio from Item 2(E) below], which ratio is greater than or equal to 3.00 to 1.00.

3

The calculations for the Interest Coverage Ratio are as follows:

(A) Consolidated EBITDA for the Company and its Consolidated Subsidiaries as set forth in Item 1(B)(xii) above	$

(B) capital expenditures of the Company and its Subsidiaries	$

(C) Item 2(A) minus Item 2(B)	$

(D) consolidated interest expense of the Company and its Subsidiaries	$

(E) Item 2(C) divided by Item 2(D) equals the Interest Coverage Ratio	to 1.00

(3)	Disposition of Assets or Subsidiaries. (Section 8.2.7(iv)). [To be completed for each Compliance Certificate delivered concurrently with the annual financial statements delivered pursuant to section 8.3.2 [Annual Financial Statements] of the Credit Agreement.] The Carryover Amount to be carried forward to the next succeeding fiscal year following the Report Date is $ , which amount does not exceed $15,000,000.

(A) Annual Distribution Basket for the current fiscal year ending on the Report Date	$25,000,000.00

(B) amount carried forward from the immediately preceding fiscal year	$

(C) Item 3(A) plus Item 3(B)	$

(D) amount of sales, transfers, leases or other dispositions incurred pursuant to clause (iv) of Section 8.2.7 in the fiscal year ending on the Report Date	$

(E) Item 3(C) minus Item 3(D) equals the Carryover Amount for the fiscal year following the Report Date, which amount does not exceed $15,000,000	$

4

(4)	Representations, Warranties and Covenants. The Borrowers are in compliance with, and have at all times complied with, the provisions of the Credit Agreement. The representations and warranties contained in Article 6 of the Credit Agreement and in the other Loan Documents are true and correct on and as of the date of this certificate (except to the extent such representations and warranties refer to an earlier date, as of such earlier date) with the same effect as though such representations and warranties had been made on the date hereof, and the Borrowers have performed and complied with all covenants and conditions thereof.

(5)	Event of Default or Potential Default. No Event of Default or Potential Default exists as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

5

[SIGNATURE PAGE - QUARTERLY COMPLIANCE CERTIFICATE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of                     , 20        .

COMPANY (ON BEHALF OF ITSELF AND THE OTHER BORROWERS):

L.B. FOSTER COMPANY, a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT 5.9.7(A)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 13, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Borrower”), the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lenders from time to time a party thereto and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:             , 20[    ]

Exhibit 5.9.7(A) – Page 1

EXHIBIT 5.9.7(B)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 13, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Borrower”), the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lenders from time to time a party thereto and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:             , 20[    ]

Exhibit 5.9.7(B) – Page 1

EXHIBIT 5.9.7(C)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 13, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Borrower”), the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lenders from time to time a party thereto and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:             , 20[    ]

Exhibit 5.9.7(C) – Page 1

EXHIBIT 5.9.7(D)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 13, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among L.B. FOSTER COMPANY, a Pennsylvania corporation (the “Borrower”), the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lenders from time to time a party thereto and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:             , 20[    ]

Exhibit 5.9.7(D) – Page 1